EXHIBIT 10.4

ARRANGEMENT AGREEMENT

SYMMETRY HOLDINGS, INC.

- and -

632422 N.B. LTD.

- and -

NOVAMERICAN STEEL INC.

June 21, 2007

TABLE OF CONTENTS

ARTICLE 1

INTERPRETATION

1.1	Definitions	2
1.2	Certain Rules of Interpretation	13
1.3	Entire Agreement	14
1.4	Schedules	14
1.5	Accounting Matters	14
1.6	Knowledge	15

ARTICLE 2

THE TRANSACTION

2.1	Press Release Announcing the Arrangement	15
2.2	Articles of Arrangement	15
2.3	Fairness Opinion and Company Approval	15
2.4	Implementation Steps by the Company	16
2.5	Implementation Steps by Symmetry and Acquisitionco	17
2.6	Interim Order	18
2.7	The Company Circular	18
2.8	Closing Matters	18
2.9	Preparation of Filings, etc	19
2.10	Disclosure Letter	20
2.11	Special Dividend	20
2.12	Holdco Alternative	21

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company	24
3.2	Representations and Warranties of Symmetry and Acquisitionco	24
3.3	Survival	24

ARTICLE 4

COVENANTS

4.1	Covenants of the Company	24
4.2	Covenants of Symmetry and Acquisitionco	30
4.3	Mutual Covenants Respecting Specified Regulatory Approvals	31
4.4	Covenants of the Company Regarding Non-Solicitation	32
4.5	Access to Personnel and Information	35
4.6	Financing	35
4.7	Insurance and Indemnification	36
4.8	Reorganization	37

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TABLE OF CONTENTS

(continued)

ARTICLE 5

CONDITIONS TO THE TRANSACTION

5.1	Mutual Conditions Precedent	38
5.2	Additional Conditions Precedent to the Obligations of Symmetry and Acquisitionco	39
5.3	Additional Conditions Precedent to the Obligations of the Company	42
5.4	Satisfaction of Conditions	43

ARTICLE 6

AMENDMENT AND TERMINATION

6.1	Amendment	43
6.2	Termination	43
6.3	Termination Payments and Expense Reimbursement	46
6.4	Effect of Termination Payment and Expense Reimbursement	47
6.5	Remedies	47

ARTICLE 7

GENERAL

7.1	Notices	47
7.2	Assignment	49
7.3	Further Assurances	49
7.4	Expenses	49
7.5	No Advisory Fees	49
7.6	Public Notices	49
7.7	Execution and Delivery	50
7.8	No Third Party Beneficiaries	50
7.9	Language	50

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ARRANGEMENT AGREEMENT

THIS AGREEMENT made the 2lst day of June, 2007,

B E T W E E N:

SYMMETRY HOLDINGS, INC., a corporation existing under the laws of Delaware,
(hereinafter, “Symmetry”),

– and –

632422 N.B. LTD.,
a corporation existing under the laws of the Province of New Brunswick and a wholly-owned indirect subsidiary of Symmetry,

(hereinafter, “Acquisitionco”),

– and –

NOVAMERICAN STEEL INC.,
a corporation existing under the laws of Canada,

(hereinafter, the “Company”).

WHEREAS Symmetry, Acquisitionco and the Company wish to propose the Transaction, which will result in the acquisition of all of the Company Shares by Acquisitionco;

AND WHEREAS the board of directors of the Company, after consultation with its legal and financial advisors and upon the recommendation of a special committee of the board of directors of the Company formed to evaluate the Transaction, has unanimously determined that the Transaction is fair to the Company Shareholders and in the best interests of the Company and has resolved to enter into this Agreement and to recommend that the Company Shareholders vote in favour of the Arrangement Resolution, all on the terms and subject to the conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

“1933 Act” means the United States Securities Act of 1933;

“Acquisitionco” has the meaning ascribed to it in the cover page of this Agreement;

“Acquisition Proposal” means any proposals or offers regarding (a) any merger, take-over bid, issuer bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, tender offer, reorganization, liquidation, dissolution or winding-up in respect of the Company or any Company Subsidiary; (b) any sale or acquisition of any assets of the Company or any Company Subsidiary (other than sales of products in the ordinary course of business consistent with past practice and other than the Asset Sales and the Sale Leaseback Transaction); (c) any sale or acquisition of an equity interest in the Company, or any Company Subsidiary, or rights or interests therein or thereto; (d) any similar business combination or transaction of or involving the Company or any of the Company Subsidiaries, other than with Symmetry and Acquisitionco or any other Symmetry Subsidiary; or (e) a public announcement of an intention to do any of the foregoing from any person other than Symmetry, Acquisitionco or any other Symmetry Subsidiary;

“Act” means the Canada Business Corporations Act, the governing corporate statute of the Company;

“Additional Equity Amount” means Escrow Funds Available in excess of $98 million;

“Affiliate” has the meaning ascribed to it under the Act;

“Agreement” means this agreement, including all schedules, and all amendments or restatements as permitted, and references to “Article”, “Section” or “Schedule” mean the specified Article, Section or Schedule of this Agreement;

“AMF” means the Autorité des marchés financiers;

“Applicable Securities Laws” means any Laws relating to securities regulation in the United States or any province in Canada with which the Company must comply, including NASDAQ rules and regulations;

“Arm’s Length” has the meaning ascribed to it for purposes of the Tax Act;

“Arrangement Resolution” means the special resolution of the Company Shareholders approving the Arrangement, to be substantially in the form and content of Schedule 1.1B;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Transaction that are required by the Act to be filed with the Director under the Act after the Final Order is made in order to effect the Transaction;

“Asset Sales” means the sale by a Subsidiary of the Company to Jones Sr. or a company controlled by Jones Sr. of the Company’s corporate aircraft and certain undeveloped land in Ontario not currently used in its operations to become effective immediately prior to the Effective Time pursuant to the terms and conditions set out in Schedule 1.1 C; but specifically excluding the sale of the LaSalle Property and Sale Leaseback Transaction;

“Business Day” means any day on which commercial deposit taking banks are generally open for business in Montreal, Québec and New York, New York other than a Saturday, a Sunday or a day observed as a holiday in such locations under applicable Laws;

“Cash Amount” means an amount equal to (a) the aggregate amount of cash on hand at the Company or at any Company Subsidiary; (b) the net proceeds from the Asset Sales that are payable on or prior to the Effective Date to the Company or a Company Subsidiary to the extent not included in clause (a) above, notwithstanding that such Asset Sales may not have been completed; and (c) the net proceeds of the sale of the LaSalle Property pursuant to the Sale Leaseback Transaction in excess of $11.0 million, if any. For greater clarity, the Cash Amount shall include the $1.25 million of the Company held in escrow by Stikeman Elliott LLP as described in Section 6.3(c);

“Certificate of Arrangement” means the Certificate of Arrangement to be issued by the Director in respect of the Articles of Arrangement to be filed by the Company to give effect to the Transaction contemplated by this Agreement;

“Closing Time” has the meaning ascribed to it in Section 2.8;

“Code” means the United States Internal Revenue Code of 1986;

“Commissioner of Competition” means the Commissioner of Competition appointed under the Competition Act;

“Commitment Letter” means the commitment letter from Symmetry’s lenders relating to Symmetry’s debt financing for the Transaction, a copy of which has been provided to the Company;

“Company” has the meaning ascribed to it in the cover page of this Agreement;

“Company Benefit Plans” means all material employee benefit plans and all equity-based, severance, employment, change in control, collective bargaining, bonus, incentive, deferred compensation, pension, supplemental retirement and all other material employee benefit plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, funded or unfunded, registered or unregistered under which (a) any employees or former employees (or any spouses, dependants, survivors or beneficiaries of any such employees or former employees), directors or officers, individuals working on contract with the Company or a Company Subsidiary or other individuals providing services to it of a kind normally provided by employees or eligible dependants of any of the foregoing Persons has any present or contingent right to benefits which are contributed to, sponsored by or maintained by the Company or a Company Subsidiary or (b) under which the Company or a Company Subsidiary has any present or contingent liability;

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all appendices thereto, prepared in accordance with this Agreement, to be sent to the Company Shareholders in connection with the Company Meeting;

“Company Documents” means documents or information required to be filed by the Company under the Act and Applicable Securities Laws;

“Company Entity” means the Company or any Company Subsidiary;

“Company Initial Payment” has the meaning ascribed to it in Section 6.3;

“Company IP” means (a) all domestic, foreign, registered and pending applications for patents, trademarks, service marks, copyrights, trade names, domain names and all material licences running to or from the Company or any of its Subsidiaries relating to the Company’s or any of its Subsidiaries, businesses or owned by the Company or any of its Subsidiaries, (b) all material common law trademarks, service marks, copyrights and copyrightable works (including databases, software and Internet site content), trade names, websites, URLs, brand names and logos, and (c) all trade secrets, inventions, formulae, data, improvements, know-how, confidential information, material computer programs (including any source code and object code), documentation, processes, methodologies, trade dress, and all other proprietary technology utilized in or incidental to the businesses of the Company and Company Subsidiaries and all common law rights relating to the foregoing;

“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider and, if deemed advisable, approve the Transaction;

“Company Shareholders” means Holders of Company Shares;

“Company Shares” means the common shares of the Company;

“Company Subsequent Payment” has the meaning ascribed to it in Section 6.3;

“Company Subsidiary” means each Subsidiary of the Company;

“Company Termination Payment” has the meaning ascribed to it in Section 6.3;

“Competition Act” means the Competition Act (Canada), R.S.C. 1985, c. C-34;

“Confidentiality Agreement” means the confidentiality agreement dated April 20, 2007 between Symmetry and the Company, as it may be amended from time to time;

“Contract” means a contract, lease, instrument, note, bond, debenture, mortgage, agreement, arrangement or understanding, written or oral, to which a Party, or any of its Subsidiaries, is a party or under which a Party or any of its Subsidiaries is bound, has unfulfilled obligations or contingent liabilities or is owed unfulfilled obligations, whether known or unknown, and whether asserted or not;

“Court” means the Superior Court of Québec;

“Depositary” means the depositary to be chosen by Acquisitionco, acting reasonably, to receive the Letters of Transmittal and disburse the consideration payable to the Company Shareholders;

“Director” means the Director appointed pursuant to the Act;

“Disclosure Letter” means the disclosure letter provided by the Company to Symmetry and Acquisitionco prior to the execution of the Agreement, in form and in substance acceptable to Symmetry and Acquisitionco;

“Dissent Rights” means the rights of dissent in respect of the Transaction as described in the Plan of Arrangement;

“Dissenting Shareholder” means any Company Shareholder who has properly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such Dissent Rights;

“Effective Date” means the date shown on the Certificate of Arrangement to be issued under the Act giving effect to the Transaction, which date shall be determined in accordance with Section 2.8;

“Effective Time” has the meaning ascribed to it in the Plan of Arrangement;

“Eligible Properties” means any non-depreciable capital property for the purposes of the Tax Act held by the Company or any of its Subsidiaries on the Effective Date;

“Encumbrance” means any deed of trust, easement, servitude, transfer restriction under any shareholder or similar agreements, rights of first refusal, any mortgage, hypothec, pledge, assignment, charge, lien, claim, security interest, adverse interest in property, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing;

“Environmental Laws” means all applicable Laws relating to the environment, natural resources or health or safety, including any such Laws and applicable, enforceable guidelines, policies and codes published by a Governmental Authority relating to Hazardous Substances including the storage, generation, use, handling, control, manufacture, processing, labelling, deposit, disposal, transport, remediation, discharge or release of Hazardous Substances;

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974;

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer within the meaning of Section 414(b), (c), (m), or (o) of the Code. Notwithstanding the foregoing, for purposes of any liability related to a Multiemployer Plan under Title IV of ERISA, the “ERISA Affiliate” means any trade or business that, together with the Company, is treated as a single employer within the meaning of Section 4001(b) or ERISA;

“ERISA Event” means (a) a “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder for which the notice requirement has not been waived with respect to any Pension Plan, (b)the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 4 12(d) of the Code or Section 3 03(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the incurrence by either the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (e) the receipt by either the Company or any ERISA Affiliate from the PBGC or plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan, or (t) the receipt by either the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from either the Company or any ERISA Affiliate of any notice of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA;

“Escrow Funds Available” means all amounts in the Trust Account less the aggregate of (a) the amounts payable to Symmetry Stockholders who vote against approval of the acquisition of the Company by Symmetry and duly exercise the conversion rights attaching to their Symmetry Shares, and (b) deferred underwriting discounts and commissions in the amount of $6,000,000;

“Exchange Act” means the United States Securities Exchange Act of 1934;

“Existing Credit Facilities” means the instruments listed in Section 1.15 of the Disclosure Letter;

“Expense Reimbursement” has the meaning given to it in Section 6.3;

“Final Order” means the final order of the Court approving the Transaction as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Financial Statements” means the audited consolidated financial statements of the Company for the fiscal year ended November 25, 2006, including the notes to such statements, and the unaudited consolidated financial statements of the Company for the three months ended February 24, 2007, including the notes to such statements;

“Governmental Authority” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) self-regulatory organization or stock exchange, including without limitation, NASDAQ and the American Stock Exchange, (c) subdivision, agent, commission, board, or authority of any of the foregoing, or (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Hazardous Substance” means any hazardous, dangerous or toxic substance regulated pursuant to Environmental Laws, including petroleum (including crude oil or any fraction thereof), petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, toxic mould, urea-formaldehyde solvent, chemical and any other material, substance or thing that is regulated pursuant to any Environmental Law or that could result in liability under any Environmental Law, and shall include any contaminant, pollutant, waste, hazardous waste, special waste or dangerous good as defined under Environmental Laws;

“Holders” means, when used with reference to the Company Shares, the holders thereof shown from time to time in the register of holders of Company Shares maintained by or on behalf of the Company and, where the context so provides, includes joint holders of such Company Shares;

“Holdco Agreements” has the meaning ascribed to it in Section 2.12;

“Holdco Election Date” has the meaning ascribed to it in Section 2.12;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

“Income Tax” means any United States, Canadian or foreign federal, state, provincial, county, municipal or local tax on income, net income, profits or capital gains, including any interest, penalty or addition thereto, whether disputed or not;

“Initial Payment” has the meaning ascribed to it in Section 6.3;

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Transaction, as contemplated by this Agreement;

“Inventory Value” means the value of the Company’s inventories as determined in accordance with U.S. GAAP consistent with past practice;

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.);

“Jones Jr.” means Scott B. Jones, an individual resident in the Province of Québec;

“Jones Sr.” means D. Bryan Jones, an individual resident in the Province of Québec;

“LaSalle Property” means the land and building located at 6001 Irwin Street, Montréal (borough of LaSalle), Québec;

“Latest Filing Time” has the meaning ascribed to it in Section 2.5;

“Law” or “Laws” means all laws (including common law), statutes, regulations, statutory rules, by-laws, orders, ordinances, directives, decisions, requirements and the terms and conditions of any approvals, permits, licences or judgments of any Governmental Authority, together with any applicable enforceable published guidelines or policies, and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal for use by Holders of the Company Shares, in the form approved by Acquisitionco, acting reasonably, and accompanying the Company Circular;

“Lock-Up Agreement” means the agreement entered into by Symmetry, Acquisitionco, and the Locked-Up Parties concurrently herewith, pursuant to which, among other things, the Locked-Up Parties have irrevocably agreed to support the Transaction and to vote the Company Shares held by them in favour of the Arrangement Resolution or any Alternative Transaction (as such term is defined in the Lock-Up Agreement);

“Locked-Up Parties” means, collectively, Jones Sr. and Jones Jr.;

“Logistics Services Agreement” means the transportation and services agreement pursuant to the terms and conditions set out in Schedule 1.1D which will be entered into and become effective at the time set forth in the Plan of Arrangement;

“Material Adverse Change”, when used in connection with the Company, means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of the Company and its Subsidiaries on a consolidated basis, other than any change or effect resulting from (a) the announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder, (b) changes in the U.S. or Canadian economies or securities or currency markets in general, (c) changes generally affecting the steel industry business in the U.S. or Canada, (d) commencement, occurrence or continuation of any war (whether or not declared), armed hostilities or acts of terrorism, (e) any change in applicable Laws or regulations or in U.S. GAAP, (1) any natural disaster, or (g) any of the matters listed in the Disclosure Letter; each of Symmetry and Acquisitionco acknowledges that any decrease in the market price or any decline in the trading volume of the Company Shares shall not, in and of itself, constitute a Material Adverse Change; provided however, that such change, effect, event or occurrence in (b), (c), (d) and (0 above does not primarily relate to (or have the effect of primarily relating only to) the Company and the Company Subsidiaries, taken as a whole, or disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared with other companies operating in the industry in which the Company and the Company Subsidiaries operate, in which case, the relevant exclusion from this definition of Material Adverse Change referred to above shall not be applicable;

“Material Adverse Effect” when used in connection with any Person, means any effect of a Material Adverse Change relating to the Person and its Subsidiaries, taken as a whole;

“Material Contracts” has the meaning ascribed to it in Section 1.26 of Schedule 3.1;

“material fact” has the meaning ascribed to it under the Securities Act;

“NASDAQ” means the Nasdaq Stock Market, Inc.;

“Non-Competition Agreements” means the non-competition agreements entered into by Jones Sr. and Jones Jr. concurrently with the execution of this Agreement, with effect as at and from the Effective Time;

“Notice” has the meaning ascribed to it in Section 7.1;

“NTI Property” means undeveloped land of the Company located in Jacksonville, Indiana;

“Outside Date” means November 30, 2007 or such later date as determined pursuant to Section 6.2(c)(i);

“Party” means Symmetry, Acquisitionco or the Company, and “Parties” means Symmetry, Acquisitionco and the Company, collectively;

“Pension Plan” means any defined benefit pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA;

“Person” includes (whether or not any of the following is a “person” or has juridical personality under applicable law) any individual, sole proprietorship, partnership, firm, entity, limited partnership, limited liability company, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body, corporation, or Governmental Authority, and any group comprised of more than one Person and, where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representatives;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Schedule 1.1 A and any amendments or variations made thereto in accordance with this Agreement or the Plan of Arrangement or made at the direction of the Court;

“Pre-Acquisition Reorganization” has the meaning ascribed to it in Section 4.8(a);

“Pre-Effective Date Period” means the period from the date hereof until the Closing Time, subject to the earlier termination of this Agreement in accordance with its terms;

“Product Authorizations” means current approvals, licences, permits, consents, authorizations or registrations required or issued by any Governmental Authority, any other regulatory authority of competent jurisdiction or any material third party test house, registrar or certification body, relating to the investigation, manufacture, import, export, sale, distribution and/or marketing of the Products;

“Products” means any products that are developed, manufactured or sold by the Company and/or the Company Subsidiaries for which the Company or the Company Subsidiaries are entitled to receive royalties or other payments;

“Purchase Price” means $56 cash per Company Share;

“Qualifying Holdco” has the meaning ascribed to it in Section 2.12;

“Qualifying Holdco Shareholders” has the meaning ascribed to it in Section 2.12;

“Regulation Q-27” means Regulation Q-27 — Protection of Minority Securityholders in the Course of Certain Transactions of the AMF;

“Regulation Q-27 Exemption Application” means the application to be made by the Company requesting an exemption from the application of Regulation Q-27 to the Transaction;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits, registrations, licenses and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a Transaction may only be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any Governmental Authority, that are required to permit the Parties to perform their respective obligations under this Agreement and to consummate the Transaction, including the Specified Regulatory Approvals;

“Right to Match Period” has the meaning ascribed to it in Section 4.4(g);

“Sale Leaseback Transaction” means the sale and leaseback of the LaSalle Property pursuant to the terms and conditions set out in Schedule 1.1 E which will be entered into and become effective at the time set forth in the Plan of Arrangement;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (Ontario);

“Special Committee” means the special committee of the board of directors of the Company;

“Special Dividend” has the meaning ascribed to it in Section 2.11;

“Specified Regulatory Approvals” means those Regulatory Approvals set out in Schedule 2.7;

“Subsequent Payment” has the meaning ascribed to it in Section 6.3;

“Subsidiary” means, with respect to a specified body corporate, any other body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate, and shall include also any partnership, joint venture or other entity over which the specified body corporate is entitled to exercise similar direction or control;

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal in respect of all of the Company Shares or all or substantially all of the assets of the Company, offering or making available to all Company Shareholders the same consideration in form and amount per Company Share to be purchased or otherwise acquired under such Acquisition Proposal, that the board of directors of the Company has determined, in its good faith judgment, after consultation with its outside financial and legal advisors and after considering all the terms and conditions of the Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction which is (a) more favourable, from a financial point of view, to the Company Shareholders than the Transaction, and (b) for which financing, to the extent required, is then committed; provided that (i) such Acquisition Proposal complies with all Applicable Securities Laws, and (ii) failure to recommend such Acquisition Proposal to Company Shareholders would be inconsistent with the fiduciary duties of the board of directors of the Company;

“Symmetry” has the meaning ascribed to it in the cover page of the Agreement;

“Symmetry Meeting” means the special meeting of the Symmetry Stockholders, including any adjournment or postponement thereof, to consider and, if deemed advisable, approve the acquisition of the Company by Symmetry;

“Symmetry Proxy Statement” means the notice of the Symmetry Meeting and accompanying proxy statement, including all appendices thereto, prepared in accordance with this Agreement, to be sent to the shareholders of Symmetry in connection with the Symmetry Meeting;

“Symmetry Stockholders” means holders of shares of common stock of Symmetry;

“Symmetry Termination Payment” has the meaning ascribed to it in Section 6.3;

“Tax” or “Taxes” means (a) any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever (whether disputed or not) imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, ad valorem, value-added, excise, severance, stamp, withholding, business, franchising, real property, personal property, development, occupancy, premium, windfall profits, environmental (including taxes under section 59A of the Code), employer health, payroll, employment, health, social services, education, social security, alternative or add-on minimum and estimated taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions; (b) liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; (c) liability for the payment of any amount as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (a) or (b); and (d) all amounts payable pursuant to any agreement or arrangement with respect to Taxes;

“Tax Act” means the Income Tax Act (Canada);

“Tax Authority” means any Governmental Authority exercising regulatory authority with respect to Tax;

“Tax Return” means any return, report, declaration, election, notice, filing, form, estimate, claim for refund, information return or statement or other document (whether in tangible, electronic or other form) relating to Taxes, including any schedules, attachments, supplements, appendices and exhibits thereto, and including any amendments thereof, filed or required to be filed with any Tax Authority;

“Transaction” means, collectively, (a) the arrangement of the Company under Section 192 of the Act on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 6.1 of this Agreement or made at the direction of the Court, (b) any Pre-Acquisition Reorganization undertaken pursuant to Section 4.8 and (c) the Asset Sales;

“Trust Account” means the trust account at JPMorgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company acting as trustee, initially in the amount of $142,700,000 for the benefit of the Symmetry Stockholders;

“U.S. GAAP” means generally accepted accounting principles in the United States; and

“U.S. Treasury Regulations” will, unless the context clearly indicates otherwise, mean the income tax regulations promulgated under the Code and in effect, as amended,

supplemented or modified from time-to-time, including for so long as in effect, “temporary” regulations.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Currency - Unless otherwise specified, all references to money amounts are to lawful currency of the United States of America.
(b)

Governing Law - This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable in the Province of Québec. Each Party hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Québec in respect of all matters arising under or in relation to this Agreement.

(c)	Headings - Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
(d)	Including - Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.
(e)

No Strict Construction - The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall be applied.

(f)	Number and Gender - Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.
(g)

Severability - If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(h)

Statutory references - A reference to a statute includes all rules, regulations and policies made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.

(i)	Time - Time is of the essence in the performance of the Parties’ respective obligations.

(j)

Time Periods - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(k)

Subsidiaries - To the extent any representations, warranties, covenants or agreements contained herein relate, directly or indirectly, to a Subsidiary of any Party, each such provision shall be construed as a covenant by such Party to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action or abstain from the prohibited action, as the case may be.

1.3	Entire Agreement

This Agreement, together with the agreements and other documents contemplated by this Agreement, constitutes the entire agreement between the Parties and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No reliance has been made upon, and there are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement. There shall be no liability, either in tort or in contract or otherwise, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, not reduced to writing as part of this Agreement.

1.4	Schedules

The Schedules to this Agreement, as listed below, are an integral part of this Agreement:

Schedule	Description
1.1A	Plan of Arrangement
1.1B	Arrangement Resolution
1.1C	Asset Sales Term Sheet
1.1D	Logistics Services Agreement Term Sheet
1.1E	Sale Leaseback Transaction Term Sheet
2.7	Specified Regulatory Approvals
2.11	Special Dividend Officer’s Certificate
3.1	Representations and Warranties of the Company
3 .2A	Representations and Warranties of Symmetry and Acquisitionco

1.5	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under generally accepted accounting principles of the United

States of America and all determinations of an accounting nature required to be made shall be made in a manner consistent with generally accepted accounting principles of the United States of America.

1.6	Knowledge

Any reference to the knowledge of a Party shall mean, unless otherwise specified, to the best of the knowledge, information and belief of such Party’s senior officers after reviewing all relevant records and making reasonable inquiries regarding the relevant matter of such Party’s senior officers. For these purposes the senior officers of the Company are the Chairman of the Board and Chief Executive Officer, President and Vice-President, and Chief Financial Officer, and the senior officers of Symmetry are the Chief Executive Officer and President.

ARTICLE 2

THE TRANSACTION

2.1	Press Release Announcing the Arrangement

Subject to compliance with Applicable Securities Laws, as soon as reasonably practicable and in any event not later than commencement of trading on NASDAQ immediately following the execution of this Agreement, Symmetry and the Company shall jointly issue a mutually agreed press release announcing the entering into of this Agreement, which press release will be satisfactory in form and substance to the Parties acting reasonably. The Company will file such press release, together with a Form 6-K in prescribed form with the SEC.

2.2	Articles of Arrangement

The Articles of Arrangement shall provide, with such other matters as are necessary to effect the Transaction, for the implementation of the Plan of Arrangement, as a result of which the outstanding Company Shares shall be transferred by the Holders thereof to Acquisitionco without any further authorization, act or formality, in exchange for cash in the amount of the Purchase Price per Company Share, and Acquisitionco will be deemed to be the legal and beneficial owner thereof, free and clear of all Encumbrances.

2.3	Fairness Opinion and Company Approval

The Company represents and warrants to and in favour of Symmetry and Acquisitionco, and acknowledges that Symmetry and Acquisitionco are relying upon such representations and warranties in entering into this Agreement, that as of the date hereof:

(a)

the financial advisor to the Special Committee has delivered an oral opinion to the Special Committee and the board of directors of the Company to the effect that the Purchase Price per Company Share is fair from a financial point of view to all Company Shareholders (except the Locked-up Parties); and

(b)	those members of the board of directors of the Company entitled to vote, upon consultation with its financial and legal advisors, and following consultation by the Special Committee of its financial and legal advisors, and on receipt of a recommendation of the Special Committee, have unanimously determined that the Purchase Price per Company Share is fair from a financial point of view to all Company Shareholders (except the Locked-up Parties) and that the Arrangement is in the best interests of the Company and accordingly, have unanimously approved the entering into of this Agreement and the making of a recommendation that Company Shareholders vote in favour of the Arrangement.

2.4	Implementation Steps by the Company

The Company shall, subject to the terms of this Agreement:

(a)

as soon as reasonably practicable apply in a manner acceptable to Symmetry and Acquisitionco, acting reasonably, under the Act for an order approving the Arrangement and in connection with such application the Company shall file and diligently prosecute an application for an Interim Order providing for the calling and holding of the Company Meeting for the purpose of considering, and if deemed advisable, approving the Transaction;

(b)

convene and hold the Company Meeting on or before five (5) Business Days following the Symmetry Meeting (provided that the Company shall use its commercially reasonable efforts to hold the Company Meeting on the same day as the Symmetry Meeting), or such other date as the Parties may mutually agree to, for the purpose of considering the Arrangement Resolution and, with the consent of Symmetry and Acquisitionco, for any other proper purpose as may be set out in the notice for such meeting;

(c)

except as required for quorum purposes and except as may be required for the board of directors of the Company or any committee thereof to consider an Acquisition Proposal that it has determined would reasonably be likely, if consummated, to constitute a Superior Proposal (provided that the Company is in compliance with Section 4.4 at all times and further provided that any adjournment or postponement or failure to call the Company Meeting shall not result in the Company Meeting being held later than the tenth Business Day prior to the Outside Date), not adjourn, postpone, cancel (or propose the adjournment, postponement or cancellation of) or fail to call the Company Meeting without Symmetry and Acquisitionco’s prior written consent, except as required by applicable Law;

(d)

subject to compliance by the directors and officers with their fiduciary duties, use commercially reasonable efforts to solicit from the Company Shareholders proxies in favour of the approval of the Arrangement Resolution, including if so requested by Symmetry and Acquisitionco using the services of dealers and proxy solicitation services;

(e)	subject to obtaining the approvals as are required by the Interim Order, make application for the Final Order as soon as practicable and, in any event, no later than five (5) Business Days after the later to occur of the satisfaction of the Company Shareholder and Symmetry Stockholder approval conditions set out in Sections 5.1(a) and 5.1(b), respectively, and use its commercially reasonable efforts to diligently pursue the application to the Court for the Final Order and the issuance of the Final Order; and

(f)

subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each Party, on the date contemplated in Section 2.8 send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the Act to give effect to the Transaction.

2.5	Implementation Steps by Symmetry and Acquisitionco

(a)       As soon as reasonably practicable and in any event within ten (10) Business Days after the date hereof (the “Latest Fifing Time”), Symmetry shall prepare and file with the SEC a preliminary Symmetry Proxy Statement, together with a formal proxy, with respect to the Symmetry Meeting; provided, however, that if the filing of the Symmetry Proxy Statement is delayed by reason of: (i) an injunction, order or any other action made or taken by a court or regulatory authority of competent jurisdiction, then, provided that such injunction, order or other action is being contested or appealed by Symmetry, the Latest Filing Time shall be extended to the fifth Business Day following the date on which such injunction, order or other action ceases to be in effect; or (ii) the Company not having provided to Symmetry any information (including financial information) pertaining to the Company that is necessary for the completion of the Symmetry Proxy Statement by Symmetry, or not having provided Symmetry with such other assistance in the preparation of the Symmetry Proxy Statement as may be reasonably requested by Symmetry in order that the Symmetry Proxy Statement comply in all material respects with Applicable Securities Laws, then the Latest Filing Time shall be extended to the fifth Business Day following the date on which the Company supplies such necessary information or other assistance. Symmetry shall use commercially reasonable efforts to have the Symmetry Proxy Statement cleared by the SEC and shall cause the Symmetry Proxy Statement and other documentation required in connection with the Symmetry Meeting to be sent to the Symmetry Stockholders. Symmetry shall permit the Company and its counsel a reasonable opportunity to review the Symmetry Proxy Statement and other documentation referred to above in the course of such preparation prior to its filing and shall include in such documents comments reasonably proposed by the Company.

(b)       As soon as reasonably practicable after the date hereof, each of Symmetry and Acquisitionco shall file any Notification and Report Forms and related materials required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable. Acquisitionco shall bear the cost, and shall be responsible for paying the applicable HSR Act filing fee.

(c)       Subject to Section 2.9, Symmetry shall convene and hold the Symmetry Meeting as soon as reasonably practicable after the SEC clears the Symmetry Proxy Statement.

(d)       Acquisitionco shall, subject to obtaining the Final Order and the satisfaction or waiver of the other conditions precedent contained in this Agreement in its favour, on or before the Effective Date deposit or cause to be deposited with the Depositary, immediately available funds equal to the aggregate cash consideration payable for Company Shares under the Transaction.

2.6	Interim Order

The application referred to in Section 2.4(a) shall request that the Interim Order provide:

(a)	for the class of Persons to whom notice is to be provided in respect of the Plan of Arrangement and the Company Meeting and for the manner in which such notice is to be provided;
(b)

that the requisite approval for the Arrangement Resolution shall be 66%% of the votes cast on the Arrangement Resolution by the Company Shareholders present in person or by proxy at the Company Meeting;

(c)

that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting; and

(d)	for the grant of the Dissent Rights.
2.7	The Company Circular

As promptly as reasonably practicable after the execution of this Agreement, the Parties shall prepare and complete, in consultation with each other and using their commercially reasonable efforts, the Company Circular (and any amendments thereto) together with any other documents required by the Act, the 1933 Act and the Exchange Act and other applicable Laws in connection with the Company Meeting and the Transaction. As promptly as reasonably practicable thereafter, and after obtaining the Interim Order and the clearance from the SEC on the Symmetry Proxy Statement, but subject to obtaining any required Regulatory Approvals in connection with mailing the Company Circular, the Company shall cause the Company Circular and other documentation required in connection with the Company Meeting to be sent to each Company Shareholder and to be filed with applicable Governmental Authorities, as required by the Interim Order and applicable Laws. The Parties shall jointly draft the Company Circular, and shall permit each Party to review and comment on drafts of the Company Circular (or parts thereof) and other documentation referred to above in the course of such preparation and the Company shall not file or amend such documentation without the consent of Symmetry and Acquisitionco, not to be unreasonably withheld or delayed.

2.8	Closing Matters

(a)       The Effective Date shall be on or before the fifth Business Day following the latest of the date of issuance of the Final Order (unless appealed in which case, the Effective Date shall be the date immediately following the date such appeal is delivered or withdrawn) and the date upon which the last Specified Regulatory Approval is obtained, or such other date as the Parties may agree. Closing shall take place at the Montreal offices of Davies Ward Phillips & Vineberg LLP at 10:00 a.m. on the Effective Date or at such other place, date and time as the Parties shall agree (the “Closing Time”). Each Party shall deliver, at the closing of the Transaction, such customary certificates, resolutions and other closing documents as may be required by the other Parties, acting reasonably.

(b)       Notwithstanding 2.8(a), if the Effective Date would otherwise occur before August 31, 2007, and the Company anticipates that the Special Dividend may not be paid if the Effective Date were to occur before August 31, 2007, the Company may, by written notice to Acquisitionco and Symmetry, in its discretion choose an Effective Date of August 31, 2007.

2.9	Preparation of Filings, etc.

(a)       Each Party shall furnish to the others all information that may be required under Law to be provided concerning such Party and its shareholders for the Company Circular, the Symmetry Proxy Statement and the implementation of the other actions described herein. Each Party covenants with the others that information to be furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with the Company Circular, the Symmetry Proxy Statement or otherwise in connection with the consummation of the Transaction will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or which is necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished. As promptly as practicable and in any event within ten (10) Business Days after the date hereof, the Company shall draft and file with the AMF the Regulation Q-27 Exemption Application and shall permit Symmetry and Acquisitionco to review and comment on drafts of such application in the course of its preparation and shall not file it without the consent of Symmetry and Acquisitionco, not to be unreasonably withheld or delayed. Symmetry shall be entitled to participate in any written or oral submissions in respect of the Regulation Q-27 Exemption Application.

(b)       Each Party shall promptly notify the others if, at any time before the Closing Time, it becomes aware that the Company Circular, the Symmetry Proxy Statement or any application for an order hereunder contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or which is necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Company Circular, the Symmetry Proxy Statement or such application. In any such event, each Party shall cooperate in the preparation of a supplement or amendment to the Company Circular, the Symmetry Proxy Statement or such application, as required and as the case may be, and, if required, shall cause the same to be distributed to Company Shareholders, Symmetry Stockholders and/or filed with the relevant Governmental Authorities, as applicable. Each Party shall ensure that the information to be provided by it for inclusion in the Company Circular and the Symmetry Proxy Statement, as applicable, will, at the respective times of mailing, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made.

(c)       The Company shall ensure that the Company Circular complies with the Act and all other applicable Laws. Without limiting the generality of the foregoing, the Company shall ensure that the Company Circular provides Company Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting.

(d)       Symmetry shall ensure that the Symmetry Proxy Statement complies with Applicable Securities Laws. Without limiting the generality of the foregoing, Symmetry shall ensure that the Symmetry Proxy Statement provides Symmetry Stockholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Symmetry Meeting.

2.10	Disclosure Letter

Notwithstanding anything in the Disclosure Letter to the contrary, all disclosures in the Disclosure Letter must reference or be associated with a particular section in this Agreement (including the Schedules) but will also be interpreted to relate to or modify other sections of this Agreement (including the Schedules) if the intention to so relate or modify is readily apparent on the face of such disclosure.

2.11	Special Dividend

(a)       Subject to Section 2.11(b), the Plan of Arrangement shall provide for the payment to the Company Shareholders at the Effective Time of a special dividend per share (the “Special Dividend”) in an aggregate amount equal to the lesser of (i) the amount by which the aggregate of the Cash Amount and the Inventory Value is greater than $225 million, and (ii) the Cash Amount in excess of $80 million. The Company shall make a designation under subsection 89(14) of the Tax Act so that the Special Dividend is an “eligible dividend” for the purposes of the Tax Act provided that the making of such designation does not result in any tax to the Company under the Tax Act.

(b)       Notwithstanding Section 2.11(a), no Special Dividend shall be payable to the Company Shareholders pursuant to this Agreement, unless:

(i)

at least $15 million of the Cash Amount represents the net proceeds from the Asset Sales that are paid or payable on or prior to the Effective Date to the Company or a Company Subsidiary, notwithstanding that such Asset Sales may not yet have been completed;

(ii)	the Cash Amount is greater than $80 million;
(iii)	the Inventory Value is greater than $135 million;
(iv)	the aggregate of the Cash Amount and the Inventory Value is greater than $225 million;
(v)	the trade accounts payable and accrued liabilities, as determined in accordance with U.S. GAAP, consistent with past practice, have been generated in the ordinary course of business and are outstanding in accordance with the terms and conditions of all applicable suppliers’ contracts and/or previously acceptable payment terms; and

(vi)	the accounts receivable, as determined in accordance with U.S. GAAP, consistent with past practice, have been incurred in the ordinary course of business.

(c)       Symmetry and Acquisitionco shall have the right to verify the accuracy of all amounts and calculations in this Section 2.11, and the Company shall provide reasonable access to its books and records and accounting personnel in furtherance of such verification.

(d)       The amounts to be calculated as set out in this Section 2.11, including the Cash Amount, the Inventory Value, shall be calculated as at a date 12 Business Days before the anticipated Effective Date. Such calculation shall be performed by the Chief Financial Officer of the Company in good faith in accordance the provisions of this Section 2.11, and submitted in draft to Acquisitionco and Symmetry at least 10 Business Days before the anticipated Effective Date, for their review and approval, together with a draft of the officer’s certificate attached as Schedule 2.11 hereto. Subject to such review and approval, the Parties shall mutually determine the Special Dividend amount, if any, prior to the Effective Date, acting reasonably, and on and as at the end of the Business Day immediately prior to the Effective Date (except for the Inventory Value, which shall be calculated as at a date four Business Days before the Effective Date) the Chief Financial Officer of the Company shall certify the accuracy of the calculations set out above by executing and delivering an officer’s certificate in the form attached as Schedule 2.11 hereto.

2.12	Holdco Alternative

(a)       Subject to receipt of all required regulatory approvals, Acquisitionco will permit persons (“Qualifying Holdco Shareholders”) who (i) are resident in Canada for purposes of the Tax Act, (ii) are not exempt from tax under Part I of the Tax Act, and (iii) are registered owners of the Company Shares and elect in respect of such Company Shares, by notice in writing provided to Acquisitionco (or the Depositary) no later than 5:00 p.m. (Montreal time) on the 15th Business Day prior to the Effective Date (the “Holdco Election Date”) to sell shares of a “Qualifying Holdco” (the “Holdco Alternative”) provided that:

(i)

such Qualifying Holdco is an unlimited liability company incorporated under the Companies Act (Nova Scotia) after the date hereof and is a wholly-owned disregarded entity of such shareholder for US federal income tax purposes within the meaning of Treasury Regulation section 301 .7701-2 and is not a partnership for U.S. federal income tax purposes;

(ii)

such Qualifying Holdco is a single purpose Company that has not carried on any business, never had any employees, does not have any right or interest in any property of any kind whatsoever other than the Company Shares, has never entered into any transaction other than those relating to and necessary for the ownership of Company Shares or with

Acquisitionco’s consent such other transactions as are necessary to facilitate those transactions described in the Plan of Arrangement;

(iii)	at the Effective Time, such Qualifying Holdco has no liabilities or obligations of any kind whatever;
(iv)

at the Effective Time, such Qualifying Holdco will not have unpaid declared dividends or other distributions (other than any dividend that is to be paid by such Qualifying Holdco pursuant to the Plan of Arrangement) and any promissory note issued in payment of a dividend shall no longer be outstanding as of the Effective Time;

(v)

such Qualifying Holdco shall have no shares outstanding other than the common shares being disposed of to Acquisitionco by the Qualifying Shareholder, who shall be the sole beneficial owner of such shares;

(vi)

at all times such Qualifying Holdco shall be a resident of Canada and a “taxable Canadian corporation” for the purposes of the Tax Act and not be a resident of any other country and shall have no taxable presence in any other country;

(vii)	such Qualifying Holdco shall have not more than three directors and three officers;
(viii)

the Qualifying Holdco Shareholder shall at its cost and in a timely manner prepare and file all income tax returns of such Qualifying Holdco in respect of the taxation year of such Qualifying Holdco ending immediately prior to the acquisition of such Qualifying Holdco by Acquisitionco, subject to Acquisitionco’s right to approve all such tax returns as to form and substance;

(ix)

the Qualifying Holdco Shareholder shall indemnify Acquisitionco, and any successor thereof, for any and all liabilities of the Qualifying Holdco (other than tax liabilities of the Qualifying Holdco that arise as a result of the Qualifying Holdco disposing of the Shares after the Effective Date) in a form satisfactory to Acquisitionco in its sole discretion,

(x)

the Qualifying Holdco Shareholder has net assets which are satisfactory to Acquisitionco or provides Acquisitionco with security satisfactory to Acquisitionco in respect of such Qualifying Holdco Shareholder’s indemnification obligations as set out in paragraph (ix) above;

(xi)

each Qualifying Holdco Shareholder will be required to enter into a share purchase agreement and other ancillary documentation (collectively, the “Holdco Agreements”) containing representations and warranties and covenants acceptable to Acquisitionco, acting reasonably;

(xii)

the Qualifying Holdco Shareholder will provide Acquisitionco with copies of all documents necessary to effect the transactions contemplated herein on or before the tenth business day preceding the Effective Date, the completion of which will comply with applicable Laws (including securities Laws) at or prior to the Effective Time;

(xiii)	the entering into or implementation of the Holdco Alternative will not result in any delay in completing any other transaction contemplated by this Agreement;
(xiv)

access to the books and records of such Qualifying Holdco shall have been provided to Acquisitionco on or before the tenth Business Day prior to the Effective Date and Acquisitionco and its counsel shall have completed their due diligence regarding the business and affairs of such Qualifying Holdco;

(xv)

the terms and conditions of such Holdco Alternative must be satisfactory to Acquisitionco and the Company, acting reasonably, and must include representations and warranties which are satisfactory to Acquisitionco, acting reasonably; and

(xvi)

prior to the Effective Time the Qualifying Holdco Shareholder will be required to pay all reasonable out-of-pocket expenses incurred by Acquisitionco in connection with the Holdco Alternative, including any reasonable costs associated with any due diligence conducted by Acquisitionco or the Company.

(b)       Any Qualifying Holdco Shareholder who elects the Holdco Alternative will be required to make fill disclosure to Acquisitionco of all transactions involved in such Holdco Alternative. In the event that the terms and conditions of such Holdco Alternative or any transactions involved in the Holdco Alternative are not satisfactory to Acquisitionco, acting reasonably, no Holdco Alternative shall be offered and the other transactions contemplated by this Agreement shall be completed subject to the other terms and conditions hereof

(c)       Each Qualifying Holdco Shareholder that has elected the Holdco Alternative will be required to enter into Holdco Agreements in the form required by the Acquisitionco, acting reasonably. Failure of any Qualifying Holdco Shareholder to properly elect the Holdco Alternative on or prior to the Holdco Election Date or failure of any Qualifying Holdco Shareholder to properly enter into a Holdco Agreement will disentitle such Qualifying Holdco Shareholder from the Holdco Alternative.

(d)       Upon request by a Qualifying Holdco Shareholder, Acquisitionco may in its sole discretion agree to waive any of the requirements for making a Qualifying Holdco Election described in Section 2.12(a).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company

The Company represents and warrants to and in favour of Symmetry and Acquisitionco as set out in Schedule 3.1 and acknowledges that Symmetry and Acquisitionco are relying upon such representations and warranties in connection with the matters contemplated by this Agreement, provided however that each of the representations and warranties of the Company set forth in Schedule 3.1 is qualified by and is made subject to any actions that are required in connection with the Pre-Acquisition Reorganization and the transactions set out in Sections 2.2(d), (o), (p) and (q) of the Plan of Arrangement.

3.2	Representations and Warranties of Symmetry and Acquisitionco

Each of Symmetry and Acquisitionco represents and warrants to and in favour of the Company as set out in Schedule 3.2 and acknowledges that the Company is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

3.3	Survival

The representations and warranties of each Party contained herein shall survive the execution and delivery of this Agreement but shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the Effective Date. Any investigation by a Party or its advisors shall not mitigate, diminish or affect the representations and warranties of the other Parties. The termination of this Agreement shall not relieve any Party from liability for breach of this Agreement or such representation and warranty prior to such termination.

ARTICLE 4

COVENANTS

4.1	Covenants of the Company
(a)

The Company covenants and agrees that, during the Pre-Effective Date Period, and subject to the Pre-Acquisition Reorganization and the Holdco Alternative, the Company shall, and shall cause each of its Subsidiaries to:

(i)

continue to carry on its business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to preserve intact its present business organization, and its relationships with those having material business dealings with it, to the end that its goodwill and business shall be maintained;

(ii)

except for the payment of the Special Dividend, if any, not split, consolidate or reclassify any of the outstanding shares of the Company or of any Subsidiary, nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding shares of the Company or of any Company Subsidiary;

(iii)	not amend the articles or by-laws of the Company or of any Company Subsidiary;
(iv)

not sell, pledge, encumber, allot, reserve, set aside or issue, or purchase or redeem, any shares in its capital or of any Company Subsidiary or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, or financial instruments the performance of which is based upon any such shares or other securities having a right to vote or convertible or exchangeable into such shares or securities, except pledges required to be made pursuant to the terms of the Existing Credit Facilities;

(v)	not amend, vary or modify the Company Benefit Plans involving Company Shares or phantom equity;
(vi)

not reorganize, amalgamate or merge the Company or any of its Subsidiaries with any other Person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, or purchasing a substantial equity interest or substantial portion of the business of, any business or Person;

(vii)

not sell, lease, encumber or otherwise dispose of any material assets except (A) with respect to the sale of inventory of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice; (B) with respect to Encumbrances granted pursuant to the Existing Credit Facilities or (C) the sale of the NTI Property;

(viii)	not:
(A)

in the case of directors and senior or executive officers of the Company, enter into or modify any Company Benefit Plans or other employment, retention, severance, or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, retention, severance or termination pay to or any other form of compensation to, or increase of benefits payable to, or make any loan to, any officers or directors of the Company or any Company Subsidiary other than as contemplated by this Agreement or required under the terms of a Company Benefit Plan or written employment or indemnification agreement in effect prior to the date hereof

(B)	in the case of employees who are not senior or executive officers or directors of the Company or any Company Subsidiary, take any action with respect to the entering into or modification of any

Company Benefit Plans or other employment, retention, severance, collective bargaining or similar agreements, policies or arrangements or grant any bonuses, salary increases, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, retention, severance or termination pay or any other form of compensation that are individually or in the aggregate material to the Company and Company Subsidiaries on a consolidated basis or any increase of benefits payable, or make any loans to employees that are individually or in the aggregate material to the Company and Company Subsidiaries on a consolidated basis, other than as required by Law, or as contemplated by this Agreement or as required by under the terms of a Company Benefit Plan or written employment agreement or collective bargaining agreement in effect prior to the date hereof or for annual increases in the ordinary course of business consistent with past practice or in connection with promotions in the ordinary course of business consistent with past practice; or

(C)

at any time within the Pre-Effective Date Period, effectuate a plant closing or mass layoff affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or its Subsidiaries;

(ix)

not guarantee the payment of material indebtedness of another Person or enter into any “keep well” or other agreement having the economic effect of the foregoing (other than pursuant to contractual obligations in effect prior to the date hereof);

(x)

not incur indebtedness for money borrowed or issue or sell any debt securities or warrants or other rights to acquire debt securities other than for short term indebtedness incurred in the ordinary course of business consistent with past practice;

(xi)

not, except in the ordinary course of business consistent with past practice: (A) satisfy or settle any claims or liabilities substantially prior to the same being due, except such as have been reserved against in the Financial Statements, which are, individually or in the aggregate, material to the Company and Company Subsidiaries on a consolidated basis; (B) grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material to the Company and Company Subsidiaries on a consolidated basis; or (C) enter into any interest rate, currency equity or commodity swaps, hedges or other similar financial instruments;

(xii)	use its reasonable commercial efforts (and cause each of its Subsidiaries to use reasonable commercial efforts) to cause its current insurance (or re-

insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in fill force and effect;

(xiii)	not make any loan, advances or capital contributions to, or investments in, any other Person, except for:
(A)	loans or investments by the Company or a wholly-owned Company Subsidiary to or in any wholly-owned Company Subsidiary; and
(B)	advances made to employees (other than officers) for travel and moving expenses in the ordinary course of business consistent with past practice;
(xiv)	incur or commit to capital expenditures only in the ordinary course of business consistent with past practice and in accordance with capital budgets approved by the board of directors of the Company;
(xv)

not make any changes to existing accounting practices relating to the Company or any Company Subsidiary, except as required by Law or a Governmental Authority or required by applicable generally accepted accounting principles other than those that would not have a significant impact on the Financial Statements or the financial statements of each of the Company’s Subsidiaries;

(xvi)

not take any action or enter into any transaction that would preclude Eligible Properties from becoming properties of Acquisitionco in a manner such that the cost to Acquisitionco of the Eligible Properties determined in accordance with subsection 88(1) of the Tax Act including the addition to that cost determined under paragraph 88(1)(d) of the Tax Act, will be the fair market value of the Eligible Properties on the Effective Date;

(xvii)

not enter into, renew or revise any Material Contract, except where such entering into, renewal or revision of a Material Contract is in the ordinary course of business and consistent with past practice; and

(xviii)	not authorize, agree or propose to take any actions prohibited by this Section 4.1(a).
(b)	The Company shall and shall cause its Subsidiaries to:

(i)

perform all obligations required to be performed by the Company or any of its Subsidiaries under this Agreement and co-operate with Symmetry and Acquisitionco in connection therewith, in order to consummate and make effective, as soon as reasonably practicable, the Transaction;

(ii)

advise Symmetry and Acquisitionco as reasonably requested, and on a daily basis on each of the last seven (7) Business Days prior to the Company Meeting, as to the aggregate tally of the proxies and votes received in respect of the Company Meeting and all matters to be considered at such meeting;

(iii)

apply for and use commercially reasonable efforts to obtain all Regulatory Approvals relating to the Company or any of its Subsidiaries and to file the Regulation Q-27 Exemption Application and, in doing so, keep Symmetry and Acquisitionco informed as to the status of the proceedings related to obtaining the Regulatory Approvals and exemptive relief from the AMF in connection with the Regulation Q-27 Exemption Application, including providing Symmetry and Acquisitionco with copies of all related applications and notifications in draft form, in order for Symmetry and Acquisitionco to provide its reasonable comments and providing Symmetry and Acquisitionco with copies of all material correspondence;

(iv)

use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Company or any of its Subsidiaries relating to the Transaction;

(v)

use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by the Company or a Company Subsidiary in connection with the Transaction from other parties to any material leases, licences or contracts, including the consents set forth in Section 1.5 of the Disclosure Letter;

(vi)

carry out the terms of the Interim Order and the Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on the Company or its Subsidiaries with respect to the Transaction;

(vii)

use its commercially reasonable efforts to defend all lawsuits and other legal, regulatory or other proceedings to which it is a party, challenging or affecting this Agreement or the consummation of the Transaction;

(viii)

not take any action, or refrain from taking any action or permit any action to be taken or not taken inconsistent with this Agreement which would reasonably be expected to significantly impede the consummation of the Arrangement;

(ix)

use its commercially reasonable efforts to have lifted or rescinded any injunction or restraining order relating to the Company or other order which may adversely affect the ability of the Parties to consummate the Transaction;

(x)

provide Symmetry and Acquisitionco with copies of any purported exercise of the Dissent Rights and written communications with any Holders exercising or purporting to exercise Dissent Rights; and not settle or compromise any claim brought by any present, former or purported Holder of any of its securities in connection with the Transaction without the consent of Symmetry and Acquisitionco;

(xi)	promptly advise Symmetry and Acquisitionco orally and, if then requested, in writing:
(A)

of any event occurring subsequent to the date hereof that would render any representation or warranty of the Company contained in this Agreement (except any such representation or warranty which speaks solely as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Closing Time, untrue or inaccurate in any material respect;

(B)	of any Material Adverse Change in respect of the Company; and
(C)	of any material breach by the Company of any covenant or agreement contained in this Agreement;
(xii)

(A) duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects; (B) timely pay all Taxes which are due and payable unless validly contested; (C) not settle or compromise any claim, action, suit, litigation, proceedings, arbitration, investigation, audit or controversy relating to a material amount of Taxes; (D) not change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the taxation year ending December 31, 2006, except as may be required by applicable law; (E) not make, rescind or change any election relating to Taxes, annual Tax accounting period or method of Tax accounting in any material respect; and (F) not make a request for a tax ruling or enter into any closing agreement relating to Taxes; and

(xiii)

ensure that, effective as of the Closing Time, all of the directors of the Company (other than any director to be appointed to the board of directors by Symmetry or Acquisitionco on the Effective Date) shall have resigned from the Company.

4.2	Covenants of Symmetry and Acquisitionco

Each of Symmetry and Acquisitionco covenants and agrees to:

(a)

perform all obligations required to be performed by it under this Agreement and to co-operate with the Company in connection therewith in order to consummate and make effective, as soon as reasonably practicable, the Transaction;

(b)

apply for and use commercially reasonable efforts to obtain all Regulatory Approvals relating to Symmetry and Acquisitionco and, in doing so, to keep the Company informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including, but not limited to, providing the Company with (except for commercially sensitive information which may be exchanged on an external legal counsel only basis) copies of all related applications, notifications and, to the extent reasonably required to obtain the Regulatory Approvals, other submissions or correspondence, in draft form, in order for the Company to provide its reasonable comments and providing the Company with copies of all material correspondence;

(c)	use commercially reasonable efforts to obtain the requisite approvals of the Symmetry Stockholders to the Transaction;
(d)

use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from Symmetry and Acquisitionco relating to the Transaction;

(e)

carry out the terms of the Interim Order and Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Symmetry and Acquisitionco with respect to the Transaction;

(f)

use its commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings, to which it is a party, challenging or affecting this Agreement or the consummation of the Transaction;

(g)

not take any action, or refrain from taking any action or permit any action to be taken or not taken inconsistent with this Agreement which would reasonably be expected to significantly impede the consummation of the Arrangement;

(h)

use its commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Symmetry or Acquisitionco which may adversely affect the ability of the Parties to consummate the Transaction;

(i)	promptly advise the Company orally and, if then requested, in writing:
(i)

of any event occurring subsequent to the date hereof that would render any representation or warranty of Symmetry or Acquisitionco contained in this Agreement (except any such representation or warranty which speaks solely as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Closing Time, untrue or inaccurate in any material respect; and

(ii)	of any material breach by Symmetry or Acquisitionco of any covenant or agreement contained in this Agreement;
(j)

use all commercially reasonable efforts to obtain and effectuate the financing contemplated by the Commitment Letter on the terms set forth therein or alternative financing on similar terms and conditions and shall provide equity financing equal to the aggregate amount of the Escrow Funds Available into Acquisitionco; and

(k)

deliver to the Company within 15 Business Days of entering into this Agreement, an assignment from the Persons entitled to receive the proceeds of Symmetry’s $3,750,000 private placement of warrants on March 5, 2007 upon the distribution of, and from, the funds deposited in the Trust Account of all of their right, title and interest to the Subsequent Payment, which assignment shall be (i) effective on the Symmetry Termination Payment becoming payable, and (ii) satisfactory to the Company and such Persons, acting reasonably.

4.3	Mutual Covenants Respecting Specified Regulatory Approvals

The Parties shall (a) as soon as reasonably practicable, but in any event no later than ten (10) Business Days after execution of this Agreement in respect of the Investment Canada Act, and twenty (20) Business Days in respect of the Competition Act and the HSR Act, use their commercially reasonable efforts to make, or cause to be made, all such filings and submissions required or considered appropriate to obtain the Specified Regulatory Approvals and (b) use their commercially reasonable efforts to obtain, or cause to be obtained, as soon as reasonably practicable, the Specified Regulatory Approvals in accordance with the terms of this Agreement. The Parties will coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each in connection with the foregoing, including, to the extent reasonably required to obtain the Specified Regulatory Approvals, (i) providing each other with (A) all notices, information, submissions and correspondence (both in draft and final form, and including an opportunity for the other to provide reasonable comments on such drafts) supplied to or filed with any Governmental Authority (except for notices, information, submissions and correspondence which either Symmetry and Acquisitionco, in the first part, or the Company, in the second part, in each case acting reasonably, considers highly confidential and sensitive, which notices, information, submissions and correspondence shall be exchanged on an external legal counsel only basis and may be filed on a confidential basis) and (B) all notices and correspondence received from any Governmental Authority and (ii) permitting the other Party to be present at conferences and meetings for the purpose of obtaining the Specified Regulatory Approvals. In furtherance and not in limitation of the foregoing, the Parties shall supply as promptly as practicable any additional information and documentary material that may be reasonably requested by any Governmental Authority pursuant to the Competition Act, the HSR Act and the Investment Canada Act.

4.4	Covenants of the Company Regarding Non-Solicitation

(a)       On and after the date hereof, except as otherwise provided in this Agreement, the Company shall not, and shall cause each of the Company Subsidiaries not to, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent of the Company or any Company Subsidiary to take any action to:

(i)

make, solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing information, permitting any visit to any facilities or properties of the Company or any Company Subsidiary, or entering into any form of written or oral agreement, arrangement or understanding) any Acquisition Proposal;

(ii)

engage or participate in any discussions or negotiations regarding, or provide any information with respect to, any Acquisition Proposal or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing, provided that, for greater certainty, the Company may advise any person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the board of directors of the Company has so determined;

(iii)

withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Symmetry or Acquisitionco, the approval or recommendation of the board of directors of the Company or any committee thereof of this Agreement or the Transaction;

(iv)	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or
(v)

accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to, or which could reasonably be expected to lead to, any Acquisition Proposal,

(b)       Notwithstanding Section 4.4(a) or any other provision of this Agreement, nothing shall prevent the board of directors of the Company or any committee thereof from, and the board of directors of the Company or any committee thereof shall be permitted to, engage in discussions or negotiations with, or provide information to, any person in response to an Acquisition Proposal made by any such person, if and only to the extent (A) the board of directors of the Company or any committee thereof has determined that such Acquisition Proposal would be reasonably likely, if consummated, to result in a Superior Proposal and (B) prior to providing any information or data to such person in connection with such Acquisition Proposal, the board of directors of the Company receives from such person an executed confidentiality agreement on terms no less favourable to the Company than those contained in the Confidentiality Agreement (including with respect to a standstill provision); and provided further that the Company sends a copy of any such confidentiality agreement to Symmetry promptly upon its execution and that Symmetry is immediately provided with a list of, or in the case of information that was not previously made available to Symmetry, copies of, any information provided to such person.

(c)       The Company will immediately cease, and will instruct its financial advisors and other representatives and agents to cease, and cause to be terminated any existing solicitation, encouraged activity, discussion or negotiation with any person (other than Symmetry and Acquisitionco), by or on behalf of the Company or any Company Subsidiary or any of its or their officers, directors, employees or agents with respect to or which could lead to any potential Acquisition Proposal, whether or not initiated by the Company or any Company Subsidiary or any of its or their officers, directors, employees, representatives or agents, and, in connection therewith, the Company will discontinue access to any data rooms (virtual or otherwise), whether or not initiated by the Company or a related party and shall use all commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements. Within five (5) Business Days from the date hereof, the Company shall request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Company relating to any potential Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements.

(d)       The Company shall not waive, release any person from, or fail to enforce on a timely basis any obligation under any confidentiality agreement or standstill agreement or amend any such agreement, except to allow such person to make an Acquisition Proposal, provided that the remaining provisions of this Agreement are complied with.

(e)       From and after the date of this Agreement, the Company shall promptly (and in any event within 24 hours after it has received any proposal, inquiry, offer or request) notify Symmetry, at first orally and then in writing, of any proposal, inquiry, offer (or any amendment to any of the foregoing) or request of which the Company’s directors, officers, employees, representatives or agents are or become aware (i) relating to or constituting a bona fide Acquisition Proposal, (ii) relating to any request for discussions or negotiations, and/or any request for non-public information relating to the Company or any Company Subsidiary or any property or contractual or legal rights, (iii) relating to any request for access to properties, books and records or a list of the Company Shareholders or the shareholders of Company Subsidiaries, or any amendments to the foregoing. Such notice shall include a description of the terms and conditions of, and the identity of the person making, any proposal, inquiry, offer or request (including any amendment to any of the foregoing), and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. The Company shall also provide such other details of the proposal, inquiry, offer or request, or any amendment to the foregoing, as Symmetry may reasonably request. The Company shall keep Symmetry promptly and filly informed of the status, including any change to the terms, of any such proposal, inquiry, offer or request, or any amendment to the foregoing, and will respond promptly to all inquiries by Symmetry with respect thereto.

(f)        The Company shall ensure that its officers, directors, employees, representatives and agents, and the Company Subsidiaries and their officers, directors, employees,

representatives and agents, are aware of the provisions of this Section 4.4, and the Company shall be responsible for any breach of this Section 4.4 by such officers, directors, employees, representatives or agents.

(g)       The Company shall not (i) accept, approve or recommend an Acquisition Proposal, (ii) enter into any agreement (other than a confidentiality agreement permitted by this Section 4.4 relating to an Acquisition Proposal) related to an Acquisition Proposal, or (iii) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Symmetry or Acquisitionco the approval or recommendation of the Transaction, unless:

(A)	the Company Meeting shall not have occurred;
(B)	the board of directors of the Company has determined that the Acquisition Proposal constitutes a Superior Proposal and such determination has been communicated to Symmetry and Acquisitionco;
(C)	the Company has complied with this Section 4.4;
(D)

prior to taking or proposing to take any such action, three (3) Business Days shall have elapsed from the date the Company has provided Symmetry with (I) notice in writing that there is a Superior Proposal, and (II) all documentation related to and detailing the Superior Proposal (including a copy of the confidentiality agreement between the Company and the person making the Superior Proposal if not previously delivered (the “Right to Match Period”);

(E)

if Symmetry and Acquisitionco have proposed to amend the terms of this Agreement and the Transaction in accordance with Section 4.4(h), the board of directors of the Company (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Transaction with Symmetry and Acquisitionco; and

(F)	the Company concurrently terminates this Agreement pursuant to Section 6.2(c)(vi).

(h)       During the Right to Match Period, Symmetry and Acquisitionco shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Transaction. Symmetry and Acquisitionco will be entitled to consider and make such adjustments to the terms and conditions of this Agreement and the Transaction as Symmetry and Acquisitionco deem appropriate and as would enable Symmetry and Acquisitionco to proceed with the Transaction on such adjusted terms. The board of directors of the Company shall review any proposal by Symmetry and Acquisitionco to amend the terms of the Transaction in order to determine, in good faith, whether Symmetry and Acquisitionco’s proposal to amend the

Transaction would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Transaction.

(i)        The board of directors of the Company shall promptly reaffirm its recommendation of the Transaction by press release after: (i) any Acquisition Proposal (which the board of directors of the Company determines not to be a Superior Proposal) is publicly announced or made; or (ii) the board of directors of the Company determines that a proposed amendment to the terms of the Transaction would result in a publicly announced Acquisition Proposal not being a Superior Proposal, and Symmetry and Acquisitionco have so amended the terms of the Transaction. Symmetry and its counsel and other advisors shall be given a reasonable opportunity to review and comment on the form and content of any such press release. Such press release shall state that the board of directors of the Company has determined that the Acquisition Proposal is not a Superior Proposal.

(j)        Nothing in this Agreement shall prevent the board of directors of the Company from responding through a directors’ circular or otherwise as required by Applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal. Symmetry and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such directors’ circular prior to its printing, recognizing that whether or not such comments are appropriate will be determined by the Company in its sole discretion.

(k)       Each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of this Section 4.4.

4.5	Access to Personnel and Information

Subject to applicable Laws, upon reasonable notice, the Company shall (and shall cause each of the Company Subsidiaries to) afford Symmetry and Acquisitionco’s officers, employees, counsel, accountants and other authorized representatives and advisors access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its and the Company Subsidiaries’ properties, books, contracts and records as well as to its management personnel and its accountants, and access to all owned, leased or controlled property or assets (including access for the purposes of conducting environmental site assessments), and use commercially reasonable efforts to afford such access to its other advisors, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Symmetry and Acquisitionco all information concerning the Company’s and Company Subsidiaries’ business, properties and personnel as Symmetry and Acquisitionco may reasonably request. Each of Symmetry and Acquisitionco acknowledges and agrees that information furnished pursuant to this Section shall be subject to the terms and conditions of the Confidentiality Agreement.

4.6	Financing

Prior to the Effective Date, the Company shall provide, and shall cause its Subsidiaries to provide, and shall use its commercially reasonable efforts to cause the respective officers, employees, representatives and advisors, including legal and accounting, of the Company and Company Subsidiaries to provide, all cooperation reasonably requested by

Symmetry and Acquisitionco in connection with the financing of the Transaction contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to cause (a) appropriate officers and employees to be available to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, to assist with the preparation of disclosure documents in connection therewith, to execute and deliver any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Symmetry and Acquisitionco, and (b) its independent accountants and counsel to provide assistance to Symmetry and Acquisitionco, including providing consent to Symmetry and Acquisitionco to prepare and use their audit reports relating to the Company and Company Subsidiaries and, at the cost of Symmetry and Acquisitionco, to provide any necessary “comfort letters”.

4.7	Insurance and Indemnification

(a)       For a period of six years from and after the Effective Time, each of Symmetry and Acquisitionco shall indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and all Subsidiaries (in all of such capacities):

(i)

to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any Company Subsidiaries pursuant to its articles of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any of its directors, officers and employees; and

(ii)

without limitation to clause (i), to the fullest extent permitted by Law, in each case for acts or omissions (excluding acts or omissions which constitute gross negligence or fraud) occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Arrangement).

(b)       Symmetry will not (unless it assumes such obligations and gives written notice to the beneficiaries thereof to the extent it has their addresses), through the Pre-Acquisition Reorganization or otherwise, take any action where doing so materially adversely affects the ability of Symmetry to satisfy its indemnity obligations referred to herein.

(c)       For a period of six years from and after the Effective Time, each of Symmetry and Acquisitionco shall cause to be maintained (either directly or via run off insurance or insurance provided by an alternate provider) the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or any Company Subsidiaries (or any successor to the Company or the Company Subsidiaries) with respect to claims arising from facts or events that occurred on or before the Effective Time, provided that each of Symmetry and Acquisitionco will not be required, in order to maintain such directors’ and officers’ liability insurance and fiduciary liability insurance, to pay an annual premium in excess of 300% of the cost of existing policies and, if the annual premiums of such insurance coverage exceeds such percentage, each of Symmetry and Acquisitionco shall be obligated only to obtain substantially similar policies with the greatest coverage available as to policy limits and scope of coverage for such maximum cost. Further, Symmetry agrees that, after the expiration of that six year period, if there is no cost to do so, Symmetry shall use reasonable commercial efforts to cause such directors and officers to be covered under Symmetry’s then existing directors’ and officers’ liability insurance policy.

(d)       The obligations of each of Symmetry and Acquisitionco under this Section 4.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 4.7 applies (including his or her heirs and successors and his or her legal representatives) without the consent of such affected indemnitee, it being expressly agreed that the indemnities to whom this Section 4.7 applies shall be third party beneficiaries of, and entitled to directly enforce, this Section 4.7. Each of Symmetry and Acquisitionco shall, in addition to the foregoing, provide direct confirmation of these obligations to the directors and senior officers of the Company as part of the closing of the Arrangement.

4.8	Reorganization

(a)       Upon request by Symmetry, the Company shall, at the expense of Symmetry, use its commercially reasonable efforts to: (i) effect such corporate, tax and legal reorganizations of its business, operations and assets or such other transactions as Symmetry may request (each a “Pre-Acquisition Reorganization”) and (ii) co-operate with Symmetry and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken, provided, however, that the Company need not effect any Pre-Acquisition Reorganization which, in the opinion of the Company, acting reasonably, (A) would require the Company to obtain the approval of the Company Shareholders in respect of such Pre-Acquisition Reorganization other than at the Company Meeting, or (B) would prejudice the Shareholders in any material respect. Symmetry shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least ten (10) Business Days prior to the Effective Date. Upon receipt of such notice, Symmetry and the Company shall co-operate and use commercially reasonable efforts to prepare prior to the Effective Date all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, prior to the Effective Date. Symmetry agrees to waive any breach of a representation, warranty or covenant of this Agreement by the Company where such breach is a result of an action taken by the Company with knowledge of Symmetry in good faith pursuant to a request by Symmetry in accordance with this Section 4.8. No Pre-Acquisition Reorganization will be made effective unless (i) it is certain after consulting with the Company, that the Arrangement will become effective; (ii) it can be reversed or unwound or such effect can otherwise be mitigated without materially adversely affecting the Company or its Subsidiaries in the event the Arrangement does not become effective and this Agreement is terminated; or (iii) the Company otherwise agrees, acting reasonably.

(b)       Each of Symmetry and Acquisitionco acknowledges and agrees that the Pre-Acquisition Reorganizations shall:

(i)	not materially delay or prevent consummation of the Arrangement (including by giving rise to litigation by third parties);

(ii)	not unreasonably interfere with the ongoing operations of the Company and its subsidiaries; and
(iii)

not require the directors, officers, employees, agents or trustees of the Company or its Subsidiaries to take any action in any capacity other than as a director, officer, employee, agents or trustees.

(c)       If, at the request of Acquisitionco, the Company effects any Pre-Acquisition Reorganization before the Effective Date and the Arrangement is not completed, Symmetry shall forthwith reimburse the Company for all reasonable fees and expenses (including any professional fees and expenses) incurred by the Company and the Subsidiaries in consideration of a Pre-Acquisition Reorganization and shall be responsible for any reasonable direct costs, fees, expenses, damages or other amounts that are or may become payable by of the Company and its Subsidiaries in connection with or as a result of reversing or unwinding any Pre-Acquisition Reorganization that was effected or undertaken prior to termination of this Agreement at Symmetry’s request.

(d)       Notwithstanding the foregoing (other than Section 4.8(c)), upon request by Symmetry in respect of the following specific Pre-Acquisition Reorganizations, the Company shall prior to the Effective Date: (i) liquidate and dissolve 156499 Canada Inc., and/or (ii) cause the termination of Annaco General Partnership or transfer an interest in such partnership to a person that is not an Amalgamating Subsidiary (as defined in the Plan of Arrangement), in the manner determined by Symmetry. Also, notwithstanding the foregoing (other than Section 4.8(c)), at the request of Symmetry, the Company agrees to make an election to cease to be a “public corporation” (as defined in subsection 89(1) of the Tax Act), in the prescribed form and manner and within the prescribed time for making such election, which election is to be effective after the acquisition of the Company Shares and the Holdco Shares by Acquisitionco but prior to the amalgamation of the Company and NB Sub (as defined in the Plan of Arrangement) and the Company agrees to amend the Plan of Arrangement to provide for such election if determined necessary by Symmetry; provided that the Company should not be required to make any such election if the making of such election would have any negative consequences to the Company or the Shareholders.

ARTICLE 5

CONDITIONS TO THE TRANSACTION

5.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the Transaction shall be subject to the satisfaction, on or before the Closing Time, of the following conditions precedent, each of which may only be waived by the mutual consent of the Parties:

(a)	the Arrangement Resolution shall have been approved by 66%% of the votes cast on the Arrangement Resolution by the Company Shareholders present in person or by proxy at the Company Meeting;
(b)	at the Symmetry Meeting, in accordance with the amended and restated certificate of incorporation of Symmetry, (i) the acquisition of the Company by Symmetry shall have been approved by a majority of the shares of common stock voted by the holders thereof; and (ii) Symmetry Stockholders owning no more than 29.99999% of the outstanding Symmetry shares issued under its initial public offering both vote against approval of the acquisition of the Company by Symmetry and properly exercise their conversion rights attaching to the Symmetry shares;

(c)	the Transaction shall have been approved at the Company Meeting in accordance with any conditions in addition to those set out in Section 5.1(a) which may be imposed by the Interim Order;
(d)

the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and in a form satisfactory to the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

(e)	the Articles of Arrangement shall be in substance consistent with this Agreement and in form satisfactory to the Parties acting reasonably;
(f)	there shall not be in force any Law, final and non-appealable injunction, order or decree prohibiting, restraining or enjoining the consummation of the Transaction;
(g)	the Specified Regulatory Approvals shall have been obtained or satisfied on terms and conditions satisfactory to the Parties acting reasonably;
(h)

all necessary action shall have been taken by the respective parties to the Asset Sales, the Logistics Service Agreement and the Sale Leaseback Transaction to enter into and consummate the Asset Sales, the Logistics Service Agreement and the Sale Leaseback Transaction (for greater clarity, the Parties acknowledge the Sale Leaseback Transaction and the Logistics Service Agreement shall be entered into and become effective at the time set forth in the Plan of Arrangement); and

(i)	this Agreement shall not have been terminated pursuant to Article 6.
5.2	Additional Conditions Precedent to the Obligations of Symmetry and Acquisitionco

(a)       The obligations of Symmetry and Acquisitionco to complete the Transaction shall also be subject to the fulfilment of each of the following conditions precedent (which are for Symmetry and Acquisitionco’s exclusive benefit and may be waived by them):

(i)

all covenants of the Company under this Agreement to be performed on or before the Closing Time shall have been duly performed by the Company in all material respects and Symmetry and Acquisitionco shall have received a certificate of the Company addressed to Symmetry and Acquisitionco and dated the Effective Date, signed on behalf of the Company by two senior executive officers of the Company (on the

Company’s behalf and without personal liability), confirming the same as at the Effective Date;

(ii)

(A) the representations and warranties of the Company that are qualified by references to materiality or Material Adverse Effect shall be true and correct; and (B) the representations and warranties of the Company not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Time as if made on and as of such time (except to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date); and Symmetry and Acquisitionco shall have received a certificate of the Company addressed to Symmetry and Acquisitionco and dated the Effective Date, signed on behalf of the Company by two senior executive officers of the Company (on the Company’s behalf and without personal liability), confirming the same as at the Effective Date;

(iii)

the board of directors of the Company shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the Company and Company Subsidiaries to permit the consummation of the Transaction;

(iv)	during the Pre-Effective Date Period, there shall not have occurred or have been disclosed to the public if previously undisclosed to the public, a Material Adverse Change to the Company;
(v)

there shall not be pending or threatened in writing any suit, action or proceeding by any Governmental Authority (A) seeking to prohibit or restrict the acquisition by Symmetry or Acquisitionco of any Company Shares, (B) seeking to restrain or prohibit the consummation of the Transaction or seeking to obtain from the Company, Symmetry or Acquisitionco any material damages directly or indirectly in connection with the Transaction, (C) seeking to prohibit or materially limit the ownership or operation by Symmetry or Acquisitionco of the Company or any material portion of the business or assets of the Company or any of its Subsidiaries or to compel Symmetry or Acquisitionco to dispose of or hold separate any portion of the business or assets of the Company or any of its Subsidiaries, (D) seeking to impose limitations on the ability of Symmetry or Acquisitionco to acquire or hold, or exercise full rights of ownership of, any Company Shares, including the right to vote the Company Shares to be acquired by them on all matters properly presented to the shareholders of the Company, (E) seeking to prohibit Symmetry or Acquisitionco from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries, or (F) which, if successful, in the judgment of Symmetry or Acquisitionco is reasonably likely to have a Material Adverse Effect on the Company, Symmetry or Acquisitionco;

(vi)

all consents and waivers from any Persons (other than Governmental Authorities) required under the terms of any of the contracts of the Company or its Subsidiaries with respect to the acquisition of control by Symmetry and Acquisitionco, or otherwise required in connection with the consummation of the Transaction shall have been duly obtained or given, as the case may be, at or before the Closing Time on terms satisfactory to Symmetry and Acquisitionco acting reasonably except for any which the failure to obtain or provide does not and would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect on the Company;

(vii)

other than the Specified Regulatory Approvals, all other Regulatory Approvals (including SEC clearance of the Symmetry Proxy Statement and the grant of exemptive relief by the AMF in connection with the Regulation Q-27 Exemption Application), and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Transaction, the failure of which to obtain would render completion of the Transaction unlawful, shall have been obtained or satisfied on terms that would not reasonably be expected to have a Material Adverse Effect on Symmetry, Acquisitionco or the Company;

(viii)

there shall not have occurred any actual change or amendment to (or any proposal by or on behalf of the Minister of Finance (Canada) or Internal Revenue Service to change or amend) the Tax Act or Code, as applicable, or to any applicable provincial tax legislation or to the regulations thereunder or any published administrative position, which could (A) affect Acquisitionco’s ability to avail itself of the adjusted cost base increase specified in paragraph 88(1)(d) of Tax Act in connection with the acquisition of the Company Shares; or (B) affect Acquisitionco’s ability to make a Code section 338(g) election for the Company and its Canadian Subsidiaries; and which was not publicly announced or proposed on or prior to the date hereof;

(ix)	Symmetry and Acquisitionco shall have been provided with “payoff’ letters from the providers of the Existing Credit Facilities in form and content satisfactory to Symmetry and Acquisitionco;
(x)

(A) the Cash Amount shall be a minimum of $80 million, and at least $15 million of such Cash Amount shall represent the net proceeds from Asset Sales that are paid or are payable on or prior to the Effective Date to the Company or a Company Subsidiary, notwithstanding that such Asset Sales may not have been completed, (B) the Inventory Value shall be a minimum of $135 million, (C) the trade accounts payable and accrued liabilities have been generated in the ordinary course of business and in accordance with the terms and conditions of all applicable supplier’s contracts and/or previously acceptable payment terms, and (D) the accounts receivable have been incurred in the ordinary course of business and there shall have been no factoring of such accounts receivable, all as determined in accordance with U.S. GAAP; provided that the minimum Cash Amount in clause (A) above may be reduced by (x) the Inventory Value in clause (B) in excess of $135 million, up to (y) a maximum of the Additional Equity Amount;

(xi)	the Pre-Acquisition Reorganizations shall have been completed in accordance with Section 4.8; and
(xii)

the minimum Cash Amount required by to Section 5.2(a)(x)(A), as the same may be reduced pursuant to Section 5.2(a)(x)(x) and (y), shall have been deposited with the lender under the Commitment Letter in a bank account of the Company.

(b)       Symmetry and Acquisitionco may not rely on the failure to satisfy any of the conditions precedent in Section 5.1 or Section 5.2 if the condition precedent was not satisfied solely as a result of a material default by Symmetry or Acquisitionco in complying with its obligations under this Agreement.

5.3	Additional Conditions Precedent to the Obligations of the Company

(a)       The obligations of the Company to complete the Transaction shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of the Company and may be waived by the Company):

(i)

all covenants of Symmetry and Acquisitionco under this Agreement to be performed on or before the Closing Time shall have been duly performed by them in all material respects, and the Company shall have received a certificate of each of Symmetry and Acquisitionco addressed to the Company and dated the Effective Date, in the case of Acquisitionco signed on behalf of Acquisitionco by two senior executive officers of Acquisitionco (on Acquisitionco’s behalf and without personal liability) and in the case of Symmetry signed on behalf of Symmetry by two senior executive officers of Symmetry (on Symmetry’s behalf and without personal liability), confirming the same as at the Effective Date;

(ii)

(A) the representations and warranties of Symmetry and Acquisitionco that are qualified by references to materiality or Material Adverse Effect shall be true and correct; and (B) the representations and warranties of Symmetry and Acquisitionco not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Time as if made on and as of such time; and the Company shall have received a certificate of Symmetry and Acquisitionco addressed to the Company and dated the Effective Date, signed on behalf of Acquisitionco by two senior executive officers of Acquisitionco (on Acquisitionco’s behalf and without personal liability) and in the case of Symmetry signed on behalf of Symmetry by two senior executive officers of Symmetry (on Symmetry’s behalf and without personal liability), confirming the same as at the Effective Date;

(iii)

the board of directors of Symmetry and Acquisitionco shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Symmetry and Acquisitionco to permit the consummation of the Transaction; and

(iv)	Acquisitionco shall have deposited the aggregate cash purchase price payable under the Transaction for the Company Shares with the Depositary or the Company, as applicable.

(b)       The Company may not rely on the failure to satisfy any of the conditions precedent in Section 5.1 or Section 5.3 if the condition precedent was not satisfied solely as a result of a material default by the Company in complying with its obligations in this Agreement.

5.4	Satisfaction of Conditions

The conditions precedent set out in Sections 5.1, 5.2 and 5.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, a Certificate of Arrangement in respect of the Transaction is issued by the Director.

ARTICLE 6

AMENDMENT AND TERMINATION

6.1	Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Date, be amended by mutual written agreement of the Parties, and any such amendment may without further Company Shareholder approvals, subject to applicable Laws and the Interim Order, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;
(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;
(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or
(d)	waive compliance with or modify any conditions precedent herein contained.
6.2	Termination

(a)       If any condition contained in Section 5.1 or 5.2 is not satisfied at the Closing Time, then Symmetry and Acquisitionco may, subject to Section 5.2(b), by notice to the

Company terminate this Agreement and the obligations of the Parties hereunder (except as otherwise herein provided).

(b)       If any condition contained in Section 5.1 or 5.3 is not satisfied at the Closing Time, then the Company may, subject to Section 5.3(b) by notice to Symmetry and Acquisitionco terminate this Agreement and the obligations of the Parties hereunder (except as otherwise herein provided).

(c)	This Agreement may be terminated:
(i)

by any of the Parties if the Effective Date does not occur on or before the Outside Date, provided that if the Effective Date does not occur by the Outside Date as a result of a delay in obtaining SEC clearance in respect of the Symmetry Proxy Statement, and further provided that the Lock-Up Agreement has been similarly extended, (A) Symmetry may extend the Outside Date from November 30, 2007 to December 31, 2007 by written notice to the Company, and, if the Outside Date is so extended, Symmetry may further extend the Outside Date from December 31, 2007 to January 31, 2008, provided further that the representation in Section 1.3 of Schedule 3 .2A is true and correct at the time of such additional extension, and (B) the Company may extend the Outside Date from November 30, 2007 to December 31, 2007 upon prior written notice to Symmetry;

(ii)	by the mutual agreement of the Parties (and for greater certainty, without further action on the part of the Company Shareholders if terminated after the holding of the Company Meeting);
(iii)	by any of the Parties if there shall be passed any Law that makes consummation of the Transaction illegal or otherwise prohibited;
(iv)	by any of the Parties if the Lock-Up Agreement is terminated in accordance with its terms;
(v)

by Symmetry and Acquisitionco, if (A) the board of directors of the Company shall have failed to recommend or shall have withdrawn, modified or changed in a manner adverse to Symmetry or Acquisitionco its approval or recommendation of this Agreement, the Transaction or the Arrangement Resolution; (B) the board of directors of the Company shall have approved or recommended any Acquisition Proposal; or (C) an Acquisition Proposal shall have been publicly made, publicly announced or otherwise publicly disclosed by any Person prior to the Company Meeting and the board of directors shall not have (I) in the case of an Acquisition Proposal in the form of a take-over bid, sent to the Company Shareholders, within 15 days after such take-over bid is made, a statement disclosing that the board of directors of the Company re-affirms its recommendation of the Transaction; or (II) in the case of an Acquisition Proposal in any other form, issued a press release within 15 days after such Acquisition Proposal is publicly made, publicly announced or otherwise publicly disclosed, disclosing that the board of directors of the Company re-affirms its recommendation of the Transaction;

(vi)

by the Company, provided that the Company is not then in material breach or default of any of its obligations under this Agreement, in order to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 4.4, provided that Symmetry has been notified in writing by the Company of its intention to accept, approve, recommend or enter into an agreement in respect of a Superior Proposal in accordance with Section 4.4, and Symmetry has not exercised its right to match in accordance with Section 4.4;

(vii)	by any of the Parties, if the Company Shareholders do not approve the Transaction at the Company Meeting in the manner required by the Interim Order;
(viii)	by any of the Parties, if the Symmetry Stockholders do not approve the acquisition of the Company by Symmetry at the Symmetry Meeting in accordance with Section 5.1(b);
(ix)

by Symmetry and Acquisitionco, if (A) any of the representations and warranties of the Company herein become untrue or inaccurate such that the condition contained in Section 5.2(a)(ii) would not be satisfied, or (B) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition in Section 5.2(a)(i) would not be satisfied; or

(x)

by the Company, if (A) any of the representations and warranties of Symmetry and Acquisitionco herein become untrue or inaccurate such that the condition contained in Section 5.3(a)(ii) would not be satisfied, or (B) there has been a breach on the part of Symmetry and Acquisitionco of any of their covenants or agreements herein such that the condition in Section 5.3(a)(i) would not be satisfied;

in each case, prior to the Closing Time.

(d)       The right to terminate this Agreement pursuant to this Section 6.2 shall not be available to the Party seeking to terminate if any action of such Party or its Affiliates or the failure of such Party or its Affiliates to perform any of its obligations under this Agreement required to be performed at or prior to the Closing Time shall have resulted in the conditions giving rise to the event of termination.

(e)       If this Agreement is terminated in accordance with the foregoing provisions of this Section 6.2, no Party shall have any further liability to perform its obligations under this Agreement and as otherwise expressly contemplated by this Agreement except as provided in Section 6.3, and provided that neither the termination of this Agreement nor anything contained in this Section 6.2(e) shall relieve any Party from any liability for breach of its obligations under this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by such Party of its covenants made herein.

6.3	Termination Payments and Expense Reimbursement

(a)       If any of the Parties shall terminate this Agreement pursuant to Section 6.2(c)(viii) or if the Company shall terminate this Agreement pursuant to Section 6.2(c)(x), then (A) Symmetry shall immediately pay to the Company $1,250,000 (the “Initial Payment”), and (B) the Company shall receive the amount of $3,750,000 (the “Subsequent Payment” and, together with the Initial Payment, the “Symmetry Termination Payment”) upon distribution of, and from, the funds on deposit in the Trust Account pursuant to the assignment described in Section 4.2(k). The Symmetry Termination Payment shall be paid in immediately available funds to an account designated by the Company. The Initial Payment shall be made forthwith after notice of termination is delivered by the Company and the Subsequent Payment shall be made as promptly as practicable as part of (A) the dissolution and liquidation of Symmetry, or (B) the release of funds in the Trust Account upon Symmetry’s consummation of it initial business combination, in each case in accordance with its amended and restated certificate of incorporation and all applicable Laws. Concurrently with the entering into of this Agreement, the amount of the Initial Payment has been deposited into escrow with Davies Ward Phillips & Vineberg LLP pursuant to an escrow agreement of even date herewith between the Parties and Davies Ward Phillips & Vineberg LLP.

(b)	If:
(i)	Symmetry or Acquisitionco shall terminate this Agreement pursuant to Section 6.2(c)(v); or
(ii)	the Company shall terminate this Agreement pursuant to Section 6.2(c)(vi);

then in any such case (A) the Company shall immediately pay to Acquisitionco (or as Acquisitionco may otherwise direct) $1,250,000 (the “Company Initial Payment”), and (B) on termination of the Lock-Up Agreement (provided that the Transaction has not been completed on or before termination of the Lock-Up Agreement), the Company shall pay to Acquisitionco (or as Acquisitionco may otherwise direct) $3,750,000 (the “Company Subsequent Payment” and, together with the Company Initial Payment, the “Company Termination Payment”). The Company Termination Payment shall be paid in immediately available funds to an account designated by Acquisitionco. The Company Initial Payment shall be made (C) in the case of a termination by Acquisitionco or Symmetry, by 1:00 p.m. on the Business Day immediately after written notice of termination, and (D) in the case of a termination by the Company, prior to or concurrently with such termination. The Company Subsequent Payment shall be made by 1:00 p.m. on the Business Day immediately after written notice of termination of the Lock-Up Agreement is provided to the Company in accordance with Section 7.1. The Company shall not be obligated to make more than one payment of the Company Termination Payment pursuant to this Section 6.3(b).

(c)       If Symmetry or Acquisitionco shall terminate this Agreement pursuant to Section 6.2(a) by reason of the condition set out in Section 5.2(a)(x) not having been satisfied, then the Company shall pay to Acquisitionco (or as Acquisitionco may otherwise direct) $1,250,000 (the “Expense Reimbursement”) in immediately available funds to an account designated by Acquisitionco, as payment in full of Symmetry and Acquisitionco’s out-of-pocket costs and expenses incurred in connection with the Transaction. Such payment shall be made by 1:00 p.m. on the Business Day immediately after written notice of termination. The Company shall not be obligated to make more than one payment pursuant to this Section 6.3(c). Concurrently with the entering into of this Agreement, the amount of the Expense Reimbursement shall be deposited into escrow with Stikeman Elliott LLP pursuant to an escrow agreement of even date herewith between the Parties and Stikeman Elliott LLP.

6.4	Effect of Termination Payment and Expense Reimbursement

For greater certainty, the Parties agree that, where a Symmetry Termination Payment or Company Termination Payment is paid and received pursuant to Section 6.3, such payment is the sole remedy in compensation or damages of the receiving Party with respect to the event or events giving rise to the termination of this Agreement; provided, however, that nothing contained in this Section 6.4, and no payment of any Symmetry Termination Payment, Company Termination Payment, or Expense Reimbursement, as applicable, shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of an intentional or wilful breach of this Agreement, including the intentional or wilful making of a misrepresentation in this Agreement (including the Schedules hereto).

6.5	Remedies

Subject to Section 6.4, the Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its representatives and any such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

ARTICLE 7

GENERAL

7.1	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or email:

If to Symmetry or Acquisitionco, at:

28 West 44th Street New York, NY 10036 U.S.A. Attention: Chief Executive Officer Facsimile No.: 646.429.1541

with a copy (which shall not itself constitute notice) to:

Davies Ward Phillips & Vineberg LLP 44th Floor, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B1 Attention: Kenneth G. Klassen Facsimile No.: 416.863.0871

If to the Company, at:

6001 Irwin Street LaSalle, Québec H8N 1A1 Attention: Chief Financial Officer Facsimile No.: 514.368.3635

with a copy (which shall not itself constitute notice) to:

Stikeman Elliott LLP 1155 René-Lévesque Blvd. West, 40th Floor Montréal, Québec H3B 3V2 Attention: André Roy Facsimile No.: 514.397.3222

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

Any Party may, from time to time, change its address by giving Notice to the other Party in accordance with the provisions of this Section.

7.2	Assignment

Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by any Party without the prior written consent of the other Parties, except that Acquisitionco may assign all or part of its rights or obligations, including without limitation the rights to acquire the Company Shares, to an Affiliate of Symmetry. Subject thereto, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

7.3	Further Assurances

The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the Transaction, and each Party shall provide such further documents or instruments required by the other Parties as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

7.4	Expenses

Subject to Section 6.3, the Parties agree that all costs and expenses of the Parties relating to the Transaction and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the Party incurring such expenses.

7.5	No Advisory Fees

Except for the fees payable in connection with the Transaction as disclosed in section 1.16 of the Disclosure Letter, there is no Contract to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound, that could give rise to any claim for any advisory fee, success fee, brokerage commission, finder’s fee or other like payment against the Company or any of its Subsidiaries in connection with the Transaction.

7.6	Public Notices

All public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and co-ordinated by the Parties and no Party shall act unilaterally in this regard without the prior approval of the other Parties, such approval not to be unreasonably withheld, unless such disclosure shall be required to meet timely disclosure obligations of any Party under Applicable Securities Laws and stock exchange rules in circumstances where prior consultation with the other Parties is not practicable.

7.7	Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile or electronic transmissions acceptable to the Parties and all such counterparts, facsimiles or electronic transmissions acceptable to the Parties shall together constitute one and the same agreement.

7.8	No Third Party Beneficiaries

Other than Section 4.7, this Agreement is not intended to confer on any Person other than the Parties any rights or remedies.

7.9	Language

It is the express wish of the parties hereto that this agreement and all documents contemplated hereby shall be drawn up in English. Les parties aux présentes ont convenu et ont accepté que cette entente, ainsi que tous les documents s’y rapportant soient rédigés en anglais.

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement as of the date first written above.

SYMMETRY HOLDINGS, INC.
by:
Corrado De Gasperis Chief Executive Officer

632422 N.B. LTD.
by:
Corrado De Gasperis President

NOVAMERICAN STEEL INC.
by:
D. Bryan Jones Chairman of the Board and Chief Executive Officer

by:
Lawrence P. Cannon Vice President and Chief Financial Officer

SCHEDULE 1.1A

PLAN OF ARRANGEMENT

NOVAMERICAN STEEL INC.

PLAN OF ARRANGEMENT

Under section 192 of the Canada Business Corporations Act

ARTICLE 1

INTERPRETATION

1.1	Definitions

Wherever used in this Plan of Arrangement, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Acquisitionco” means 632422 N.B. Ltd.;

“Amalco 1” means the corporation resulting from the amalgamation of NB Sub and the Company pursuant to the Arrangement;

“Amalco 2” means the corporation resulting from the amalgamation of Amalco 1 and the Amalgamating Subsidiaries pursuant to the Arrangement;

“Amalgamating Subsidiaries” has the meaning ascribed thereto in Section 2.2(q);

“Arrangement” means the arrangement of the Company under the provisions of section 192 of the CBCA on the terms and conditions set forth in the Arrangement Agreement and this Plan of Arrangement and any amendment, variation or supplement thereto made in accordance with the terms of the Arrangement Agreement or Section 5.1 of this Plan of Arrangement;

“Arrangement Agreement” means the arrangement agreement dated June 21st, 2007 between the Company, Symmetry and Acquisitionco, as it may be amended, providing for, among other things, the Arrangement;

“Arrangement Resolution” means the special resolution of the Company Shareholders, approving the Arrangement, to be in substantially the form and content of Schedule 1.1 B to the Arrangement Agreement;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required by the CBCA to be filed with the Director after the Final Order is made in order to give effect to the Arrangement;

“Business Day” means any day, other than a Saturday, Sunday and a statutory holiday, on which banks conducting business in the City of Montreal are generally open for the transaction of banking business;

“CBCA” means the Canada Business Corporations Act;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to section 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Chriscott” means Chriscott Logistics Inc., a corporation controlled by Jones Jr.;

“Company” means Novamerican Steel Inc., a corporation existing under the CBCA;

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all appendices thereto, prepared in accordance with the Arrangement Agreement, to be sent to the Company Shareholders in connection with the Company Meeting;

“Company Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider, and if deemed advisable, to approve the Arrangement Resolution and other matters contemplated in the Arrangement Agreement;

“Company Shareholders” means Holders of Company Shares; “Company Shares” means the common shares of the Company; “Court” means the Superior Court of Québec;

“Depositary” means the depositary to be chosen by Acquisitionco, acting reasonably, to receive the Letters of Transmittal and disburse the Purchase Price Per Share and the Special Dividend;

“Director” means the Director appointed pursuant to the CBCA;

“Dissent Rights” has the meaning ascribed thereto in Section 4.1;

“Dissenting Shareholder” means any Company Shareholder who has properly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise;

“Effective Date” means the date of filing by the Company of the Articles of Arrangement;

“Effective Time” means 12:01 a.m. (Montreal time) on the Effective Date;

“Encumbrance” means any deed of trust, easement, servitude, transfer restriction under any shareholder or similar agreements, rights of first refusal, any mortgage, hypothec, pledge, assignment, charge, lien, claim, security interest, adverse interest in property, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing;

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Governmental Authority” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) self-regulatory organization or stock exchange, including without limitation, NASDAQ and the American Stock Exchange, (c) subdivision, agent, commission, board, or authority of any of the foregoing, or (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Holdco Agreement” means the agreement to be entered into between each Qualifying Holdco Shareholder that has elected the Holdco Alternative and Acquisitionco providing for the acquisition of all issued and outstanding shares of the Qualifying Holdco by Acquisitionco;

“Holdco Alternative” means the alternative for the Qualifying Holdco Shareholders to elect to sell their Company Shares indirectly by selling shares of the Qualifying Holdcos in accordance with the terms and conditions of Section 2.12 of the Arrangement Agreement;

“Holdco Shares” means common shares in the capital of a Qualifying Holdco;

“Holders” means, when used with reference to the Company Shares, the holders thereof shown from time to time in the register of holders of Company Shares maintained by or on behalf of the Company and, where the context so provides, includes joint holders of such Company Shares;

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement;

“Jonesco” a company formed or to be formed and controlled Jones Sr. and/or Jones Jr.;

“Jonesco Office” means the top floor of the office building on the LaSalle Property;

“Jones Jr.” means Scott B. Jones, an individual resident in the Province of Québec;

“Jones Sr.” means D. Bryan Jones, an individual resident in the Province of Québec;

“LaSalle Lease Agreement” means the lease agreement between Jonesco, as landlord, and Amalco 2, as tenant, in respect of all of the LaSalle Property other than the Jonesco

Office containing the terms and conditions set out in Schedule 1.1 E to the Arrangement Agreement;

“LaSalle Property” means the land and building located at 6001 Irwin Street, Montréal (borough of LaSalle), Québec;

“LaSalle Purchased Property” means the LaSalle Property and all moveable property currently located in the Jonesco Office and identified to Amalco 2 in writing, all as more fully described in Schedule 1.1 E to the Arrangement Agreement, owned by Nova Steel Ltd prior to the Effective Time and which pursuant to the amalgamation of Amalco 1 and the Amalgamating Subsidiaries will become property of Amalco 2;

“Letter of Transmittal” means the letter of transmittal for use by the Holders of the Company Shares accompanying the Company Circular;

“Logistics Services Agreement” means the transportation and services agreement between Chriscott and Amalco 2 pursuant to the terms and conditions set out in Schedule 1.1D to the Arrangement Agreement;

“NBBCA” means the Business Corporations Act (New Brunswick);

“NB Sub” means 632421 N.B. Ltd.;

“NB Sub Articles” means the articles of NB Sub in effect immediately prior to the occurrence or deemed occurrence of the first to occur of the events set out in Section 2.2 of the Plan of Arrangement;

“Person” includes (whether or not any of the following is a “person” or has juridical personality under applicable law) any individual, sole proprietorship, partnership, firm, entity, limited partnership, limited liability company, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body, corporation, or Governmental Authority, and any group comprised of more than one Person and, where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representatives;

“Plan of Arrangement”, “hereof’, “herein”, “hereunder”, and similar expressions refer to this plan of arrangement and not to any particular Article, section or other portion hereof and includes any agreement or instrument supplementary or ancillary hereto;

“Purchase Price Per Share” means $56 per Company Share;

“Qualifying Holdco” means a corporation that meets the conditions described in Section 2.12 of the Arrangement Agreement;

“Special Dividend” has the meaning ascribed thereto in the Arrangement Agreement;

“Symmetry” means Symmetry Holdings, Inc.;

“Tax Act” means the Income Tax Act (Canada);

“U.S. Holdco” means Lone Star Finco Inc.; and

“U.S. Subsidiary Indebtedness” means amounts owing by U.S. Holdco and its subsidiaries to the Company prior to the Effective Time which pursuant to the amalgamation of NB Sub and the Company become owing to Amalco 1.

1.2	Headings and References

The division of this Plan of Arrangement into Articles and sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Articles and sections are to Articles and sections of this Plan of Arrangement.

1.3	Time Periods

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the payment is to be made or act is to be done and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.4	Currency

All sums of money which are referred to in this Plan of Arrangement are expressed in lawful money of the United States unless otherwise specified.

1.5	Time

Unless otherwise indicated, all references to times expressed herein or in any Letter of Transmittal are to local time, Montreal, Québec.

1.6	Construction

In this Plan of Arrangement:

(a)	unless the context otherwise requires, words importing the singular include the plural and vice versa and words denoting any gender include all genders;
(b)	the word “including” or “includes” shall mean “including (or includes) without limitation”; and
(c)

any reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.

1.7	Governing Law

This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

ARTICLE 2

THE ARRANGEMENT

2.1	Effectiveness

This Plan of Arrangement is made pursuant to, and constitutes an arrangement as referred to in, section 192 of the CBCA.

2.2	Arrangement

Commencing at the Effective Time, unless otherwise stated, the following transactions shall occur and shall be deemed to occur in the following order without any further authorization, act or formality and each transaction or event being deemed to occur immediately after the occurrence of the transaction or event immediately preceding it:

(a)	NB Sub shall be continued as a corporation under the CBCA at which time:
(i)	NB Sub shall become a corporation to which the CBCA applies as if NB Sub had been incorporated under the CBCA;
(ii)	the NB Sub Articles shall be deemed to be the articles of incorporation of NB Sub under the CBCA, except that:
(A)	all references to the NBBCA and to section numbers in the NBBCA shall be deemed to be references to the CBCA and the corresponding section numbers in the CBCA, respectively; and
(B)	all references to the “Director” shall be deemed to be references to the “Director” under the CBCA; and
(iii)	the certificate of continuance issued by the Director pursuant to section 262 of the CBCA shall be deemed to be the certificate of incorporation of NB Sub;
(b)

the Company shall pay to the Holders of Company Shares, on each issued and outstanding Company Share (including, for greater certainty, each such share held by Dissenting Shareholders), the Special Dividend;

(c)

each Qualifying Holdco shall pay to its sole shareholder, on the Holdco Shares held by such shareholder, a dividend in the amount of the dividend paid by the Company to such Qualifying Holdco pursuant to Section 2.2(b)

(d)

all property of the Company of any kind whatever (other than the U.S. Subsidiary Indebtedness and shares of the Amalgamating Subsidiaries, Nova Tube Inc., Argo Steel Ltd. and Integrated Steel Industries Inc.) shall be transferred by the Company without any further act or formality to Nova Steel Ltd. as a contribution of capital;

(e)

simultaneously with the transfer of the Holdco Shares described in Section 2.2(1), each Company Share issued and outstanding held by a Company Shareholder (other than a Dissenting Shareholder or a Qualifying Holdco) immediately prior to the Effective Time shall be transferred (free and clear of all Encumbrances), by the Holder thereof without any further act or formality on its part to Acquisitionco in exchange for the Purchase Price Per Share;

(f)

simultaneously with the transfer of the Company Shares described in Section 2.2(e), all of the Holdco Shares outstanding immediately prior to the Effective Time of each Qualifying Holdco in respect of which the Holdco Alternative has been validly elected shall be transferred (free and clear of all Encumbrances), by the holders thereof without any further act or formality to Acquisitionco in consideration for an amount equal to the product of the Purchase Price Per Share and the total number of Company Shares beneficially owned by such Qualifying Holdco;

(g)

each Company Share issued and outstanding held by a Dissenting Shareholder shall be transferred (free and clear of all Encumbrances) by the Holder thereof without any further act or formality on its part to Acquisitionco, and, in exchange therefor, Acquisitionco shall be deemed to have issued to such Holder as consideration for Acquisitionco’s acquisition of such Company Shares an obligation to pay to the Holder fair value for such Company Share in accordance with Article 4;

(h)

all of the Holdco Shares of each Qualifying Holdco held by Acquisitionco and all of the Company Shares held by Acquisitionco shall be transferred without further act or formality by Acquisitionco to NB Sub in repayment of the debt owed by Acquisitionco to NB Sub;

(i)	each Qualifying Holdco shall be liquidated and dissolved, and all of its property shall be distributed to NB Sub;
(j)	the stated capital account maintained by the Company in respect of the Company Shares shall be reduced to C$1.00;
(k)	NB Sub and the Company shall be amalgamated to form Amalco 1 and will continue as one corporation under the CBCA and the following provisions will apply:
(i)	each issued and outstanding common share of NB Sub shall continue upon the amalgamation as one Amalco 1 common share; and

(ii)	all Company Shares shall be cancelled without any repayment of capital in respect thereof;
(l)

the common shares of Integrated Steel Industries Inc. and the U.S. Subsidiary Indebtedness held by Amalco 1 shall be transferred by Amalco 1 to U.S. Holdco in repayment of the debt owed by Amalco 1 to U.S. Holdco;

(m)

the stated capital account maintained by Nova Tube Inc. in respect of its shares shall be reduced to C$l.0O and the stated capital account maintained by Argo Steel Ltd. in respect of its shares shall be reduced to C$ 1.00;

(n)	the stated capital account maintained by each of the Amalgamating Subsidiaries in respect of its shares shall be reduced to C$1.00;
(o)	simultaneously with the transactions described in Section 2.2(p) and Section 2.2(q), Nova Tube Inc. shall be liquidated and dissolved, and all of its property shall be distributed to Amalco 2;
(p)	simultaneously with the transactions described in Section 2.2(o) and Section 2.2(q), Argo Steel Ltd. shall be liquidated and dissolved, and all of its property shall be distributed to Amalco 2;
(q)

simultaneously with the transactions described in Section 2.2(o) and Section 2.2(p), Amalco 1 and each of Nova Steel Ltd., Cresswell Industries Inc., Nova Steel Processing Centre Ltd. and Nova Tube Ontario Inc. (collectively, the “Amalgamating Subsidiaries”) shall be amalgamated to form Amalco 2 and will continue as one corporation under the CBCA and the following provisions will apply:

(i)	each issued and outstanding common share of Amalco 1 shall continue upon the amalgamation as one common share of Amalco 2; and
(ii)	all issued and outstanding shares of each of the Amalgamating Subsidiaries shall be cancelled without any repayment of capital in respect thereof;
(r)	the LaSalle Purchased Property shall be transferred by Amalco 2 to Jonesco pursuant to the terms and conditions set out in Schedule 1.1 E to the Arrangement Agreement; and
(s)	each of the LaSalle Lease Agreement and the Logistics Services Agreement shall be deemed to be entered into and become effective.
2.3	Register of Holders

(a)       Upon the transfer of the Company Shares pursuant to Section 2.2(e), (i) the names of the Holders of the Company Shares so transferred shall be deemed to be removed from the register of holders of Company Shares, and (ii) Acquisitionco shall be deemed to be recorded as the Holder of the Company Shares on the register of holders of Company Shares and shall be deemed to be the legal and beneficial owner thereof.

(b)       Upon the transfer of Holdco Shares of each Qualifying Holdco pursuant to Section 2.2(f), (i) the names of the holders of the Holdco Shares of such Qualifying Holdco so transferred shall be deemed to be removed from such Qualifying Holdco’s register of holders of Holdco Shares, and (ii) Acquisitionco shall be deemed to be recorded as holder of the Holdco Shares on the register of holders of Holdco Shares of such Qualifying Holdco and shall be deemed to be the legal and beneficial owner thereof

(c)       Upon the transfer of the Company Shares held by Dissenting Shareholders pursuant to Section 2.2(g), (i) the name of each Dissenting Shareholder shall be deemed to be removed from the register of holders of Company Shares and (ii) Acquisitionco shall be deemed to be recorded as the Holder of the applicable Company Shares and shall be deemed to be the legal and beneficial owner thereof

(d)       Upon the transfer of the Holdco Shares pursuant to Section 2.2(h), (i) the name of Acquisitionco as the holder of the Holdco Shares so transferred shall be deemed to be removed from the register of holders of Holdco Shares, and (ii) NB Sub shall be deemed to be recorded as holder of the Holdco Shares on the register of holders of Holdco Shares of each Qualifying Holdco and shall be deemed to be the legal and beneficial owner thereof

(e)       Upon the transfer of the Company Shares pursuant to Section 2.2(h), (i) the name of Acquisitionco as Holder of the Company Shares so transferred shall be deemed to be removed from the register of holders of Company Shares, and (ii) NB Sub shall be deemed to be recorded as the Holder of the Company Shares on the register of holders of Company Shares and shall be deemed to be the legal and beneficial owner thereof

(f)        Upon the amalgamation of NB Sub and the Company pursuant to Section 2.2(k), the register of holders of common shares of NB Sub shall be deemed to be the register of holders of common shares of Amalco 1.

(g)       Upon the amalgamation of Amalco 1 and the Amalgamating Subsidiaries pursuant to Section 2.2(q), the register of holders of common shares of Amalco 1 shall be deemed to be the register of holders of common shares of Amalco 2.

2.4	Effect of Continuance

(a)       The effect of the continuance of NB Sub as a corporation under the CBCA provided in Section 2.2 shall be as follows:

(i)	the property of NB Sub (at the time it was governed by the NBBCA) shall continue to be the property of NB Sub;
(ii)	NB Sub shall continue to be liable for the obligations of NB Sub (at the time it was governed by the NBBCA);

(iii)	any existing cause of action, claim or liability to prosecution of NB Sub (at the time it was governed by the NBBCA) shall be unaffected;
(iv)	any civil, criminal or administrative action or proceeding pending by or against NB Sub (at the time it was governed by the NBBCA) may be continued to be prosecuted by or against NB Sub;
(v)	any conviction against, or ruling, order or judgment in favour of or against, NB Sub (at the time it was governed by the NBBCA) may be enforced by or against NB Sub; and
(vi)

a holder of shares of NB Sub shall not, by reason of the continuance, be deprived of any right or privilege that such holder claims under, or be relieved of any liability in respect of, any issued share of NB Sub.

2.5	Amalgamation Matters

(a)       Upon the amalgamation of NB Sub and the Company pursuant to Section 2.2(k), the following provisions shall apply to Amalco 1:

(i)

the English form of the name of Amalco 1 will be “Novamerican Steel Inc.” and the French form of the name of Amalco 1 will be “Acier Novamerican Inc.” and the registered office of Amalco 1 shall be located at 1 First Canadian Place, 100 King Street West, Suite 4400, Toronto, ON M5X 1B1;

(ii)	the authorized capital of Amalco 1 shall be:
(A)	an unlimited number of common shares with the rights, privileges, restrictions and conditions described in Exhibit • to this Plan of Arrangement; and
(B)	an unlimited number of preference shares, issuable in series, with the rights, privileges, restrictions and conditions described in Exhibit • to this Plan of Arrangement;
(iii)	the stated capital of the Amalco 1 common shares shall be the amount in the stated capital account in respect of the NB Sub common shares;
(iv)	there shall be no restrictions on the business that Amalco 1 is authorized to carry on or the powers that Amalco 1 may exercise;
(v)

the board of directors of Amalco 1 shall, until otherwise changed in accordance with the CBCA, consist of a minimum of one and a maximum of 10 directors. The number of directors of Amalco 1 shall initially be •. The first directors of Amalco 1 shall be the persons whose name and jurisdiction of residence appear below:

Name	Residence
•	•

and such directors shall hold office until the next annual meeting of shareholders of Amalco 1 or until their successors are elected or appointed;

(vi)

all authorizations previously given by the shareholders and board of directors of NB Sub and the Company and their predecessors will be deemed to be authorizations given by the shareholders and board of directors of Amalco 1;

(vii)	the first officers of Amalco 1 shall be the officers of NB Sub immediately prior to the Effective Time;
(viii)	the auditors of Amalco 1 shall be the auditors of the Company immediately prior to the Effective Time;
(ix)

the by-laws of Amalco 1, until repealed, amended or altered, shall be the by-laws of NB Sub in effect immediately prior to the Effective Time. A copy of the by-laws of Amalco 1 will be available for inspection at the registered office of Amalco 1; and

(x)	the year end of Amalco 1 shall be the year end of Acquisitionco.

(b)       The effect of the amalgamation of NB Sub and the Company referred to in Section 2.2(k) shall be as follows:

(i)	the property of each of NB Sub and the Company continues to be the property of Amalco 1;
(ii)	Amalco 1 continues to be liable for the obligations of each of NB Sub and the Company;
(iii)	any existing cause of action, claim or liabilities to prosecution of NB Sub or the Company is unaffected;
(iv)	any civil, criminal or administrative action or proceeding pending by or against either of NB Sub and the Company may be continued to be prosecuted by or against Amalco 1; and
(v)	a conviction against, or ruling, order or judgment in favour of or against, either of NB Sub or the Company may be enforced by or against Amalco 1.

(c)       Upon the amalgamation of Amalco 1 and each of the Amalgamating Subsidiaries pursuant to Section 2.2(q), the following provisions shall apply to Amalco 2:

(i)

the English form of the name of Amalco 2 will be “Novamerican Steel Inc.” and the French form of the name of Amalco 2 will be “Acier Novamerican Inc.” and the registered office of Amalco 2 shall be located at 1 First Canadian Place, 100 King Street West, Suite 4400, Toronto, ON M5X 1B1;

(ii)	the authorized capital of Amalco 2 shall be:
(A)	an unlimited number of common shares with the rights, privileges, restrictions and conditions described in Exhibit • to this Plan of Arrangement; and
(B)	an unlimited number of preference shares, issuable in series, with the rights, privileges, restrictions and conditions described in Exhibit • to this Plan of Arrangement;
(iii)	the stated capital of the Amalco 2 common shares shall be the amount in the stated capital account in respect of the Amalco 1 common shares;
(iv)	there shall be no restrictions on the business that Amalco 2 is authorized to carry on or the powers that Amalco 2 may exercise;
(v)

the board of directors of Amalco 2 shall, until otherwise changed in accordance with the CBCA, consist of a minimum of one and a maximum of 10 directors. The number of directors of Amalco 2 shall initially be •. The first directors of Amalco 2 shall be the persons whose name and jurisdiction of residence appear below:

Name	Residence
•	•

and such directors shall hold office until the next annual meeting of shareholders of Amalco 2 or until their successors are elected or appointed;

(vi)

all authorizations previously given by the shareholders and board of directors of Amalco 1 and the Amalgamating Subsidiaries and their predecessors will be deemed to be authorizations given by the shareholders and board of directors of Amalco 2;

(vii)	the first officers of Amalco 2 shall be the officers of Amalco 1 immediately prior to the Effective Time;
(viii)	the auditors of Amalco 2 shall be the auditors of Amalco 1 immediately prior to the Effective Time;

(ix)

the by-laws of Amalco 2, until repealed, amended or altered, shall be the by-laws of Amalco 1 in effect immediately prior to the Effective Time. A copy of the by-laws of Amalco 2 will be available for inspection at the registered office of Amalco 2; and

(x)	the year end of Amalco 2 shall be the year end of Amalco 1.
(b)	The effect of the amalgamation of Amalco 1 and the Amalgamating Subsidiaries referred to in Section 2.2(q) shall as follows:
(i)	the property of each of Amalco 1 and the Amalgamating Subsidiaries continues to be the property of Amalco 2;
(ii)	Amalco 2 continues to be liable for the obligations of each of Amalco 1 and the Amalgamating Subsidiaries;
(iii)	any existing cause of action, claim or liabilities to prosecution of Amalco 1 or the Amalgamating Subsidiaries is unaffected;
(iv)	any civil, criminal or administrative action or proceeding pending by or against either of Amalco 1 and the Amalgamating Subsidiaries may be continued to be prosecuted by or against Amalco 2; and
(v)	a conviction against, or ruling, order or judgment in favour of or against, either of Amalco 1 or the Amalgamating Subsidiaries may be enforced by or against Amalco 2.

ARTICLE 3

PAYMENT

3.1	Delivery of Payment

(a)       Prior to the Effective Time on the Effective Date, (i) the Company shall deposit an amount sufficient to pay the Special Dividend, if any, (ii) Acquisitionco shall deposit or cause to be deposited an amount sufficient to pay the Purchase Price Per Share payable to all Company Shareholders (other than Dissenting Shareholders and Qualifying Holdcos) and the Purchase Price Per Share payable to the shareholders of the Qualifying Holdcos. All amounts shall be deposited in cash in immediately available funds (at Montreal) with the Depositary, for the benefit of each Company Shareholder (other than Dissenting Shareholders in respect of the Purchase Price Per Share). Amounts described in (i) shall be used to satisfy amounts payable pursuant to Section 2.2(b), and amounts described in (ii) shall be used to satisfy amounts payable pursuant to Sections 2.2(e) and 2.2(f). The deposit of such amounts with the Depositary shall, upon the occurrence of the Special Dividend and the purchase of the Company Shares and the Holdco Shares, constitute full payment of such amounts by the Company or Acquisitionco, as the case may be.

(b)       Upon the occurrence of the dividends described by Section 2.2(c), amounts held by the Depositary in respect of dividends paid to the Qualifying Holdcos pursuant to Section

2.2(b) shall be deemed to be paid to the shareholders of the Qualifying Holdcos by the Qualifying Holdcos and such amounts shall be held by the Depositary on behalf of such shareholders.

(c)       The Depositary shall pay the amounts received from the Company in respect of the Special Dividend to the Company Shareholders (other than Dissenting Shareholders and Qualifying Holdcos) and to the shareholders of Qualifying Holdco by way of a cheque issued by the Depositary (or other form of immediately available funds), less any amounts withheld pursuant to Section 3.5.

(d)       Upon surrender to the Depositary of a certificate which immediately prior to the Effective Time represented one or more Company Shares or Holdco Shares, as applicable, together with a duly completed and executed Letter of Transmittal and such other documents as Acquisitionco or the Depositary may reasonably require, the holder of such surrendered certificate(s) shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder the aggregate Purchase Price Per Share that such holder has the right to receive pursuant to Section 3.1(a) by way of a cheque issued by the Depositary (or other form of immediately available funds), less any amounts withheld pursuant to Section 3.5.

(e)       In the event of a transfer of ownership of Company Shares or Holdco Shares that is not registered in the transfer records of the Company or the applicable Qualifying Holdco, a cheque representing the proper amount of the aggregate Purchase Price Per Share that such holder has the right to receive pursuant to Section 3.1(a) may be delivered to the transferee if the certificate(s) representing such Company Shares is surrendered to the Depositary, accompanied by a duly completed and executed Letter of Transmittal and all documents required to evidence and effect such transfer.

(f)        Until surrendered as contemplated by this Section 3.1, each certificate representing Company Shares (other than Company Shares held by Dissenting Shareholders) or Holdco Shares, as applicable, shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender a cash payment in the proper amount as contemplated by this Section 3.1, less any amounts withheld pursuant to Section 3.5.

(g)       The cash deposited by Acquisitionco and the Company with the Depositary with respect to the Purchase Price Per Share and the Special Dividend shall be held in an interest bearing account, and any interest upon such funds shall be solely for the account of Acquisitionco.

3.2	Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions declared or made after the Effective Time, with a record date after the Effective Date, with respect to Company Shares, shall be paid to the Holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Company Shares that were transferred pursuant to Section 2.2, and no cash payment of the Purchase Price Per Share shall be paid to any such Holder, unless and until the Holder of such certificate shall surrender such certificate in accordance with Section 3.1. Subject to applicable laws, at the time of such surrender of any such certificate, there shall be paid to the Holder of the certificates representing Company Shares, without interest, the amount of cash to which such Holder is entitled pursuant to Section 3.1 in respect of the Purchase Price Per Share.

3.3	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares or Holdco Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate a cheque (or other form of immediately available funds) for the proper amount of cash, deliverable in accordance with such holder’s Letter of Transmittal and this Plan of Arrangement. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom any Purchase Price Per Share is to be delivered shall, as a condition precedent to the delivery thereof; give a bond satisfactory to Acquisitionco and the Depositary, as applicable, in such sum as Acquisitionco and the Depositary, as applicable, may direct or otherwise indemnify Acquisitionco and the Depositary, as applicable, in a manner satisfactory to Acquisitionco and the Depositary, as applicable, against any claim that may be made against Acquisitionco or the Depositary, as applicable, with respect to the certificate alleged to have been lost, stolen or destroyed.

3.4	Extinction of Rights

Any certificate which immediately prior to the Effective Time represented outstanding Company Shares or Holdco Shares that were not deposited, with all other instruments required by Section 3.1, on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of the Company or for the receipt of cash pursuant to Sections 2.2 and 3.1. On such date, the cash to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to the Company, together with all entitlements to dividends, distributions and interest thereon held for such former holder. The Company shall not be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

3.5	Withholding Rights

The Company, Acquisitionco or the Depositary, as applicable, shall be entitled to deduct and withhold from any amounts payable to any Holder of Company Shares or holder of Qualifying Holdco shares pursuant to Sections 2.2 and 3.1, such amounts as any of them determines is required or permitted to be deducted and withheld under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of federal, provincial, territorial, state, local or foreign tax laws. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

3.6	Termination of Depositary

Any funds held by the Depositary that remain undistributed to former Company Shareholders or shareholders of Qualifying Holdcos nine (9) months after the Effective Date will be delivered to Acquisitionco, upon demand for those funds, and Company Shareholders or shareholders of Qualifying Holdcos who have not previously complied with Section 3.1 will then look only to Acquisitionco for payment of any claim to cash.

ARTICLE 4

DISSENT RIGHTS

4.1	Dissent Rights

(a)       Holders of Company Shares may exercise rights of dissent in connection with the Arrangement pursuant to and in the manner set forth in section 190 of the CBCA as modified by this Section 4.1 and the Interim Order or the Final Order (the “Dissent Rights”), provided that, notwithstanding section 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in section 190(5) of the CBCA must be received by the Company not later than 5:00 p.m. (Montreal time) on the second Business Day preceding the date of the Company Meeting.

(b)       Each Company Share held by a Dissenting Shareholder shall be transferred to Acquisitionco as provided in Section 2.2(g) and the only right of such Dissenting Shareholder, as such, after the Effective Time shall be to be paid the fair value of such Common Share by Acquisitionco.

(c)       Company Shareholders who exercise, or purport to exercise, Dissent Rights, and who withdraw their dissent to the Arrangement or who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Company Shares, shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting Company Shareholder as at and from the Effective Time.

4.2	Holders

In no circumstances shall the Company or any other Person be required to recognize a Person exercising Dissent Rights, unless such Person is a Holder of those Company Shares in respect of which such rights are sought to be exercised.

4.3	Recognition of Dissenting Shareholders

Neither the Company nor any other Person shall be required to recognize a Dissenting Shareholder as a Holder or beneficial owner of Company Shares at or after the Effective Time and, from and after the Effective Time, the names of such Dissenting Shareholders shall be deleted from the register of Holders maintained by or on behalf of the Company.

4.4	Dissent Right Availability

A Holder is not entitled to exercise Dissent Rights with respect to Company Shares if such Holder votes (or instructs, or is deemed, by submission of any incomplete proxy, to have instructed his, or her or its proxyholder to vote) in favour of the Arrangement Resolution.

ARTICLE 5

AMENDMENTS

5.1	Amendments

(a)       The Company reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date provided that any such amendment, modification, and/or supplement must be (i) set out in writing, (ii) filed with the Court and, if made following the Company Meeting, approved by the Court, (iii) agreed to in writing by Acquisitionco and the Company, and (iv) communicated to Company Shareholders if and as required by the Court.

(b)       Any amendment, modification and/or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to or at the Company Meeting (provided that Acquisitionco and the Company shall have consented in writing thereto) with or without any other prior notice or communication and, if so proposed and accepted by the Persons voting at the Company Meeting (other than as required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)       Any amendment, modification and/or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by each of the Company and Acquisitionco, and (ii) if required by the Court, it is consented to by the Company Shareholders voting in the manner directed by the Court.

(d)       Any amendment, modification and/or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Amalco 2, provided that it concerns a matter which, in the reasonable opinion of Amalco 2, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former Holder.

ARTICLE 6

FURTHER ASSURANCES

6.1	Further Assurances

Notwithstanding that the transactions and the events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further authorization, act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

SCHEDULE 1.1B

ARRANGEMENT RESOLUTION

SPECIAL RESOLUTION OF SHAREHOLDERS

BE IT RESOLVED THAT:

1.                     The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving Novamerican Steel Inc. (the “Company”), as more particularly described and set forth in the management information circular (the “Circular”) of the Company accompanying the notice of this meeting, as the Arrangement may be modified or amended, is hereby authorized, approved and adopted.

2.                     The plan of arrangement (the “Plan of Arrangement”) involving the Company, the full text of which is set out as Schedule 1.1 A to the arrangement agreement dated June 21st, 2007 (the “Agreement”) made between Symmetry Holdings, Inc., 632422 N.B. Ltd. and the Company, as the Plan of Arrangement may be modified or amended, is hereby authorized, approved and adopted.

3.                     Notwithstanding that this resolution has been passed (and the Plan of Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Superior Court of Québec (the “Court”), the directors of the Company are hereby authorized and empowered without further notice to or approval of the shareholders of the Company (a) to amend the Agreement or the Plan of Arrangement to the extent permitted by the Agreement in any manner not inconsistent with an applicable order of the Court, and (b) subject to the terms of the Agreement, not to proceed with the Arrangement.

4.                     Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute, under the seal of the Company or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Agreement for filing.

5.                     Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized hereby.

SCHEDULE 1.1C

ASSET SALES

TERM SHEETS

A.	SALE OF AIRCRAFT
1.	Vendor
Novamerican Tube Holdings, Inc.
2.	Buyer
A company formed or to be formed and controlled by Jones Sr.
3.	Aircraft Type
Hawker Beechcraft 850xp
4.	Serial Number
258789
5.	Price
U.S.$1 1,662,000 cash on closing.
6.	Costs
•

Vendor shall pay the first US$145,000 in aggregate of all transaction costs and expenses directly related to and necessary in order to consummate the transactions contemplated in this Schedule 1.1 C, Schedule 1.1 D and Schedule 1.1 E, and thereafter Buyer will pay all such transaction costs and expenses.

7.	Conditions
• Aircraft to be free and clear of any liens and/or encumbrances as of the date of sale with merchantable title.
• Both parties will co-operate to cause all existing registrations to be transferred to Buyer and all existing approvals be obtained from the various regulatory authorities.
• The sale will be made on an “As is, where is” basis. The sale will be made without any representations or warranties, legal or contractual, on the part of Vendor as to the condition of the Aircraft.
• As of closing, Vendor will no longer be a party to any of the maintenance or service contracts or to the trust arrangements.

• Both parties will cooperate to assign the existing maintenance, service and related contracts to Buyer as of the closing of the sale.
• Buyer will pay all costs relating to the trust arrangements with Wells Fargo from and after the date of sale.
• Subject to closing of the Arrangement.
• Transaction documents to be acceptable to Vendor, Buyer and Symmetry.
7.	Delivery
Trudeau Airport, Montreal, as directed by Buyer.
8.	Closing Time
Immediately prior to the Effective Time of the Arrangement.
9.	Termination
Upon termination of the Arrangement Agreement.
B.	SALE OF LAND
1.	Vendor
Nova Steel Processing Centre Ltd.
2.	Buyer
A company formed or to be formed and controlled by Jones Sr. and/or Jones Jr.
3.	Property

28 Glover Access Road, (Stoney Creek), Hamilton, Ontario; Part Lot 11, Concession 1, Saltfleet, Parts 2 to 10 inclusive and Parts 12 & 13 on 62R-4564, formerly Stoney Creek, now Hamilton (the “Property”)

4.	Price
US$3,484,722 cash on closing without adjustments.

5.	Costs
•

Vendor shall pay the first US$145,000 in aggregate of all transaction costs and expenses directly related to and necessary in order to consummate the transactions contemplated in this Schedule 1.1C, Schedule 1.1D and Schedule 1.1E, and thereafter Buyer will pay all such transaction costs and expenses.

6.	Conditions
• Vendor will discharge any mortgages registered against the property but Buyer will otherwise accept title to the property in its current condition.
•

Vendor and Buyer will each maintain an easement or right of way in respect of railway lines that cross the Property and enter the land adjacent to the Property that will continue to be operated by Vendor.

• “As is, where is”, without any representations or warranties of any nature whatsoever by Vendor.
• Subject to closing of the Arrangement.
• Transaction documents to be acceptable to Vendor, Buyer and Symmetry.
• Subject to Planning Act compliance.
7.	Closing Date
Immediately prior to Effective Time of the Arrangement.
8.	Termination
Upon termination of the Arrangement.

SCHEDULE 1.1D

LOGISTICS SERVICES AGREEMENT

TERM SHEET

1.	Parties
Chriscott Logistics Inc. (“Chriscott”)
Amalco 2 (“Company”)
2.	Purposes
Chriscott is to provide logistics, hauling, trailer leasing and transportation arrangements to the Company.
3.	Term
Three years from Closing of the Arrangement.
4.	Rates

Hauling at prevailing market rates as negotiated from time to time between the Company and Chriscott. No charge by Chriscott for logistics services and no rent charged by Company for the use of space currently used on the mezzanine level in the plant at 6001 Irwin Street, LaSalle, Quebec.

5.	Conditions
•

Chriscott shall maintain its principal office at 6001 Irwin Street, LaSalle, Quebec and shall provide logistics services to the Company from that office as long as Jones Sr. and/or Jones Jr., directly or indirectly, own the building at 6001 Irwin Street, LaSalle, Quebec and the Company carries on its business from this location.

•

Chriscott shall continue to offer the Company hauling services on the same basis as current arrangements and at market competitive rates no less favourable to the Company than those Chriscott offers to any other person.

• If Company is able to obtain a more favourable rate from a third party, Company shall give Chriscott a reasonable opportunity to match such rates.
• Chriscott will procure and maintain, and ensure that any carriers with which it subcontracts procure and maintain, at the sole cost and expense of Chriscott or the carrier, customary insurance.
• Customary allocation of risk of loss or damage to goods in transit.
• Transaction documents to be acceptable to both parties and Symmetry.

6.	Effective Time
	•	Agreement will be entered into and be effective at the time set forth in the Plan of Arrangement.

SCHEDULE 1.1E

SALE LEASEBACK TRANSACTION

TERM SHEET

1.	Vendor/Tenant
Amalco 2 (“Vendor/Tenant”)
2.	Buyer/Landlord
A company formed or to be formed and controlled by Jones Sr. and/or Jones Jr. (“Buyer/Landlord”)
3.	Property to be sold to Buyer
Land and building located at 6001 Irwin Street, Montréal (borough of LaSalle), Québec, Lot number 1 449 502 of the Cadastre of Québec, Montréal Registration Division (the “LaSalle Property”).
The moveable property listed on a schedule and located on the top floor of the office building at 6001 Irwin Street will be sold at prices to be agreed.
For greater certainty, all operating machinery and equipment including cranes and other movable or immovable operating machinery and equipment property shall remain the property of Vendor.
4.	Property to be leased by Vendor
All of the LaSalle Property other than the top floor of the office building located on the LaSalle Property (the “LaSalle Leased Premises”).
The LaSalle Leased Premises may be used by the Tenant for any purposes relating to its business.
5.	Price
US$12,062,500 payable in cash without adjustments.
6.	Terms of Sale

The sale shall be made without any representations or warranties, legal or contractual, on the part of the Vendor and the Buyer shall purchase the LaSalle Property at its own risk, with acknowledgement by the Buyer that the Vendor is not a professional seller within the meaning of the Civil Code.

7.	Term of Lease

12 years (the “Initial Term”) with one three-year renewal option in favour of Tenant. The rent for the Initial Term shall be reset every 3 years based upon the market rate, which rate shall be determined by a third party independent valuator to be chose and agreed to by the parties. The renewal option (after the Initial Term) shall be on the same terms and conditions, except for the rental rate which will be determined upon the same basis as above for the Initial Term. Tenant may only exercise the option in respect of both the office space and the mill.

8.	Rental
Net net net rental basis - Cdn.$6.25 per sq. feet for the LaSalle Leased Property.
9.	Costs
•

Vendor shall pay the first US$145,000 in aggregate of all transaction costs and expenses directly related to and necessary in order to consummate the transactions contemplated in this Schedule 1.1 E, Schedule 1.1 C and Schedule 1.1 D, and thereafter Buyer will pay all such transaction costs and expenses.

10.	Allocation of Expenses
•

Tenant will repair and maintain the Leased Premises. Landlord and Tenant will agree, prior to closing, to allocate amongst themselves which structural repairs to the LaSalle Property (e.g., foundation, slab, columns, beams, roof deck, etc.) will be Landlord’s responsibility and which will be Tenant’s responsibility based upon customary practices for a transaction of this nature.

•

Electricity, heating and other utilities will be paid based upon consumption, if consumption can be separately measured. If separate measurement is not possible, the parties will engage an engineer or other appropriate expert to determine an appropriate proportionate allocation cost based on the respective uses of the premises occupied by the Vendor and the Buyer. The determination shall be made at the commencement of the term and shall apply throughout the term and all renewals.

• Landlord and Tenant will agree to determine, prior to closing, the amount that the Landlord will bear for insurance costs and real estate taxes.
11.	Conditions
• No prohibition on transfer by Landlord.
• Right in favour of Tenant to sublet or assign the lease, provided Tenant will remain liable under the lease agreement and subject to consent of Buyer, which consent shall not be unreasonably withheld.

	•	Right of first refusal in respect of a subsequent sale of the LaSalle Property by Landlord in favour of Tenant.
	•	Transaction documents to be acceptable to Vendor, Buyer and Symmetry
	•	No security deposit.
	•	Tenant shall have the right to make such changes and improvements to the leased premises subject to submission of plans to Buyer and consent of Buyer, which consent shall not be unreasonably withheld.
12.	Effective Time
	•	Agreement will be entered into and be effective at the time set forth in the Plan of Arrangement.

SCHEDULE 2.7

SPECIFIED REGULATORY APPROVALS

1.	Competition Act:
(a)	the issuance of an advance ruling certificate (“ARC”) pursuant to section 102 of the Competition Act by the Commissioner of Competition with respect to the Transaction; or
(b)	that:
(i)

the waiting period under section 123 of the Competition Act shall have expired, or the Commissioner of Competition shall have waived the obligation to notify and supply information under section 113(c) of the Competition Act because substantially similar information was previously supplied in relation to a request for an ARC, and

(ii)

Symmetry and Acquisitionco shall have been advised in writing by the Commissioner of Competition that she has determined not to make an application for an order under section 92 of the Competition Act in respect of the Transaction and any terms and conditions attached to any such advice shall be acceptable to Symmetry, Acquisitionco and the Company, acting reasonably;

2.	Investment Canada Act – Approval or deemed approval by the Minister of Industry of the Transaction pursuant to the Investment Canada Act;
3.	Hart-Scott-Rodino – The waiting periods (and any extensions thereof) applicable to the Transaction under the HSR Act, shall have been terminated or shall have expired.

SCHEDULE 2.11

SPECIAL DIVIDEND OFFICER’S CERTIFICATE

TO:	632422 N.B. LTD.

AND TO:	SYMMETRY HOLDINGS, INC.

Reference is made to the arrangement agreement dated June 21, 2007 (the “Arrangement Agreement”) between Symmetry Holdings, Inc., 632422 N.B. Ltd. and Novamerican Steel Inc (the “Company”). Unless otherwise defined, capitalized terms used herein have the respective meanings ascribed thereto in the Arrangement Agreement. All references to money amounts are to lawful currency of the United States of America.

This officer’s certificate is being provided to you pursuant to Section 2.11(c) of the Arrangement Agreement.

I, Lawrence P. Cannon, Chief Financial Officer of the Company, hereby certify on behalf of the Company and not in my personal capacity that:

(a)	as of [•], 2007 (the “Calculation Date”):
(i)	the aggregate cash on hand is $• (“Total Cash”);
(ii)	the net proceeds from the Asset Sales have been or will be US$• (the “Asset Sale Proceeds”), of which US$• is included in the calculation of cash on hand in paragraph (i) above;
(iii)	the net proceeds to be received upon the sale of the LaSalle Property pursuant to the Sale Leaseback Transaction is US$• (the “LaSalle Property Proceeds”);
(iv)	the Cash Amount is US$•, which has been calculated as follows:
(A)	Total Cash, plus
(B)	Asset Sale Proceeds less any amounts already included in Total Cash; plus
(C)	the LaSalle Property Proceeds in excess of US$11 million, if any;
(b)	as of the day four Business Days immediately preceding the Calculation Date, the Inventory Value was US$• million; and
(c)	as of the Calculation Date:
(i)	the trade accounts payable and accrued liabilities, as determined in accordance with U.S. GAAP and consistent with past practice, have been generated in the ordinary course of business and are outstanding in accordance with the terms and conditions of all applicable suppliers’ contracts and/or previously acceptable payment terms; and

(ii)	the accounts receivable, as determined in accordance with U.S. GAAP and consistent with past practice, have been incurred in the ordinary course of such accounts receivable

DATED at LaSalle, Québec this ______ day of ____________, 2007.

NOVAMERICAN STEEL INC.
by:
Lawrence P. Cannon Chief Financial Officer

SCHEDULE 3.1

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

1.1	Organization

(a)       The Company and each Company Subsidiary that has been incorporated has been duly incorporated or formed, is validly existing and is in good standing under all applicable Laws of its jurisdiction of incorporation or formation, and has all necessary corporate power, authority, and capacity to own its property and assets and to carry on its business as currently owned and conducted. All of the Company Subsidiaries and the Company’s percentage of ownership of such Company Subsidiaries are as set out in the Disclosure Letter.

(b)       There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) providing to any Person the right to acquire any shares or other ownership interests in the Company or in any of the Company Subsidiaries and all ownership interests of the Company and the Company Subsidiaries in the other Company Subsidiaries are owned free and clear of all Encumbrances of any kind or nature whatsoever held by third parties. The Company does not hold any equity interest, or right to acquire an equity interest, in any Person, other than its interests in the Company Subsidiaries.

(c)       The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified, or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of the Company.

1.2	Capitalization

(a)       The authorized capital of the Company consists of an unlimited number of Company Shares and an unlimited number of preferred shares issuable in series. As at the close of business the day prior to the date of this Agreement, 10,450,000 Company Shares were issued and outstanding and no preferred shares were issued and outstanding. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the Company or any Company Subsidiary to issue or sell any shares of the Company or any Company Subsidiary or securities or obligations of any kind convertible into or exchangeable for any shares of the Company or any Company Subsidiary, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments. All outstanding Company Shares are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of the Company or any Company Subsidiary having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Company Shares on any matter.

(b)       Except as disclosed in the Disclosure Letter, there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding Company Shares or with respect to the voting or disposition of any outstanding securities of the Company or any Company Subsidiary. No holder of securities issued by the Company or any Company Subsidiary has any right to compel the Company to register or otherwise qualify securities for public sale in Canada, the United States or elsewhere.

(c)       To the knowledge of the Company, there are no shareholders’ agreements, voting trusts or other agreements, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming a shareholders’ agreement, voting trust or other agreement, affecting the Company Shares or the ability of any holder thereof to exercise all ownership rights thereto, including the voting of any such securities.

(d)       The Company does not have any shareholder rights plan or other plan for the issuance of rights to acquire Company Shares.

1.3	Authority and No Violation

(a)       The Company has the necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and under the Plan of Arrangement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Plan of Arrangement have been duly authorized by the board of directors of the Company and no other corporate proceedings on its part are necessary to authorize this Agreement and the Plan of Arrangement, or the transactions contemplated hereby.

(b)       This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium, reorganisation and other laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) the fact that equitable remedies, including the remedies of specific performance and injunction, may be granted only in the discretion of a court.

(c)       The authorization of this Agreement, the execution and delivery by the Company of this Agreement and the performance by it of its obligations under this Agreement, the Plan of Arrangement and the transactions contemplated by this Agreement and the Plan of Arrangement, will not:

(i)

result (with or without notice or the passage of time) in a violation or breach of, or constitute a default under, require any consent to be obtained under or give rise to any third party right of termination, cancellation, acceleration, penalty or payment obligation or right of purchase or sale under, any provision of:

(A)	its or any Company Subsidiary’s certificate of incorporation, articles or by-laws or other charter documents or any agreement with a shareholder;
(B)	any applicable Laws (subject to obtaining Specified Regulatory Approvals and the Final Order, except to the extent that the violation or breach of any applicable Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of the Company;

(C)

any note, bond, mortgage, indenture, contract, licence, permit or, government grant to which the Company or any Company Subsidiary is party or by which it is bound (other than as disclosed in the Disclosure Letter); or

(D)	any judgment, decree, order or award of any Governmental Authority or arbitrator;
(ii)

other than as disclosed in the Disclosure Letter, give rise to any right of termination, acceleration or cancellation of indebtedness of the Company or any Company Subsidiary, or cause any such indebtedness to come due before its stated maturity or cause any available credit of the Company or any Company Subsidiary to cease to be available;

(iii)

give rise to any right of first refusal or trigger any change in control provisions or any restriction or limitation under any note, bond, mortgage, indenture, contract, agreement, license, franchise or permit, except as disclosed in the Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of the Company; or

(iv)

result in the imposition of any Encumbrance upon any assets of the Company or any Company Subsidiary except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of the Company.

1.4	Takeover Statutes

To the Company’s knowledge, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s articles of incorporation or by-laws is applicable to the Plan of Arrangement or the other transactions contemplated by this Agreement.

1.5	Consents and Approvals

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Authority or any other third party is required to be obtained by the Company or any Company Subsidiary in connection with the consummation of the transactions contemplated by this Agreement and the Plan of Arrangement, other than those which are contemplated by this Agreement and the Plan of Arrangement or set out in the Disclosure Letter and except for such consents, approvals, orders or authorizations, or declarations or filings, as to which the failure to obtain or make would not, individually or the in aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Plan of Arrangement.

1.6	Compliance with Laws1 Licences and Product Authorizations

The Company and each of the Company Subsidiaries is in compliance in all material respects with all applicable Laws and all Product Authorizations and all material licenses, permits, orders or approvals of, and has made all required registrations with, any Governmental Authority that is required in connection with the ownership of their respective assets or the conduct of their respective operations as presently carried on and each of them has complied in all material respects with and is in compliance with all such Product Authorizations, licenses, permits, orders, approvals and registrations, except, in each case, for failures which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. None of the Company or any of the Company Subsidiaries has received any written or, to the knowledge of the Company, oral notice of revocation or non-renewal of any such Product Authorizations, licenses, permits, orders, approvals or registrations, or of any intention of any Governmental Authority to revoke or refuse to renew any of such Product Authorizations, licenses, permits, orders, approvals or registrations except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and, to the knowledge of the Company, all such Product Authorizations, licenses, permits, orders, approvals and registrations should continue to be effective in accordance with their terms in order for the Company and each of the Company Subsidiaries to continue to conduct their respective businesses as they are currently being conducted. None of the Company or any of the Company Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (i) its articles or by-laws, or (ii) any agreement, arrangement or understanding to which it or by which any of its properties or assets is bound or affected, except for conflicts, defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No person or entity other than the Company or any of the Company Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any of the Product Authorizations, licenses, permits, orders, approvals or registrations.

1.7	No Default

Neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in default under, and, to the knowledge of the Company, there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or would trigger a right of termination under: (a) any note, bond, mortgage, indenture or other instrument evidencing any indebtedness to which the Company or any Company Subsidiary is a party; or (b) any other contract, agreement, lease, licence, permit, franchise, or other instrument or obligation which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect in respect of the Company.

1.8	Public Filings

The Company has filed all of the Company Documents since November 27, 2004. All of the Company Documents, as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as at the time at which they were filed with applicable securities regulatory authorities. All of the Company Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of Applicable Securities Laws or were amended on a timely basis to correct deficiencies identified by securities commissions or similar securities regulatory authorities. There is no material fact concerning the Company which has not been disclosed in the Company Documents filed on or before the date hereof.

As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company Public Documents. No Company Subsidiary is required to file any form, report or other document with the SEC.

1.9	Financial Statements

The Financial Statements have been prepared in accordance with U.S. GAAP and all applicable Laws for the periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto) and present fairly, in all material respects, the consolidated financial position of the Company as of the date provided therein and the results of its operations and the changes in financial position for the periods then ended in accordance with U.S. GAAP, except as otherwise indicated in the Financial Statements and the notes thereto or, as the case may be, in the related report of the Company’s auditors and, in the case of unaudited statements, subject to normal, recurring year-end adjustments that are not material.

1.10	Disclosure Controls and Procedures

The Company has devised and maintained a system of disclosure controls and procedures designed to ensure that information required to be disclosed by the Company under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Exchange Act. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the Company Documents is accumulated and communicated to the management of the Company, including its principal executive and principal financial officers, or Persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

1.11	Compliance

Since the enactment of the Sarbanes-Oxley Act of 2002, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(a)       Since November 25, 2006, the Company has received no (i) material complaints from any source regarding accounting, internal accounting controls or auditing matters or (ii) expressions of concern from employees of the Company regarding questionable accounting or auditing matters.

1.12	Reporting Issuer Status

As at the date hereof the Company is not a reporting issuer under the securities laws of any provincial or territorial jurisdiction in Canada.

1.13	United States Securities Laws

(a)       The Company is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(b)       The company is not a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (iii) a “bank holding company” as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.

(c)       The Company is a “foreign private issuer” (as such term is defined in Rule 3b-4 under the Exchange Act).

1.14	Liabilities and Indebtedness

(a)       Neither the Company nor any of the Company Subsidiaries has any material liabilities, indebtedness or obligations of any nature (whether accrued, absolute, contingent or otherwise), except as set out in the Financial Statements or the Disclosure Letter and except for trade indebtedness or accounts payable incurred in the ordinary course of business, or has any obligation to issue any debt securities or guarantee, endorse or otherwise become responsible for, the obligations of any other Person that are or may become outstanding.

(b)       Other than trade indebtedness or accounts payable incurred in the ordinary course of business, the Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all credit facilities, letters of credit and other financing documents or source of indebtedness of the Company or any Company Subsidiary and the aggregate principal or face amount outstanding or that may become outstanding with respect thereto.

1.15	No Brokers

Except for the fee to be paid to the financial advisor pursuant to its engagement letter with the Special Committee and the fee to be paid to CIBC World Markets pursuant to its engagement letter with the Company, true and complete copies of which has been delivered to Symmetry, the Company has not agreed to pay any brokerage fees, finder’s fees, financial advisory fees, agent’s commissions or other similar forms of compensation in connection with this Agreement and the transactions contemplated herein.

1.16	Books and Records

The financial books, records and accounts of the Company and each of the Company Subsidiaries, in all material respects: (a) have been maintained in accordance with good business practices on a basis consistent with prior years; (b) are stated in reasonable detail and, in the case of the Company Subsidiaries, during the period of time when owned by the

Company, accurately and fairly reflect the material transactions and dispositions of the assets of the Company and the Company Subsidiaries; and (c) accurately and fairly reflect the basis for the Company’s financial statements. The Company’s and the Company Subsidiaries’ corporate records and minute books have been maintained substantially in compliance with applicable Laws and are complete and accurate in all material respects, and full access thereto has been provided to Symmetry.

1.17	Absence of Certain Changes or Events

Since November 25, 2006, except as disclosed in the Company Documents filed on or before the date hereof or in the Disclosure Letter, and other than for the purposes of the transactions contemplated by this Agreement and the Plan of Arrangement:

(a)       the Company and each of the Company Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice;

(b)       there has not occurred one or more changes, events or occurrences which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Company;

(c)       neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect in respect of the Company;

(d)       there has not been any incurrence, assumption or guarantee by the Company or any Company Subsidiary of any debt for borrowed money, any creation or assumption by the Company or any Company Subsidiary of any Encumbrance, or any making by the Company or any Company Subsidiary of any loan, advance or capital contribution to or investment in any other Person; and

(e)       the Company has not effected any change in its accounting methods, principles or practices, which were not required by U.S. GAAP.

1.18	Litigation

(a)       Except as disclosed in the Disclosure Letter, there is no claim, action, proceeding or investigation that has been commenced or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or affecting any of its property, assets or Products before or by any Governmental Authority which, if determined adversely to the Company or the Company Subsidiary, as the case may be, would, individually or in the aggregate: (i) reasonably be expected to have a Material Adverse Effect in respect of the Company, or (ii) reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Plan of Arrangement. To the Company’s knowledge, there are no events, circumstances or grounds on which any such claim, action, proceeding or investigation might be commenced with any reasonable likelihood of success that would reasonably be expected to have a Material Adverse Effect.

(b)       Neither the Company nor any of the Company Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree which would reasonably be expected to have a Material Adverse Effect in respect of the Company or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Plan of Arrangement.

(c)       Neither the Company nor any of the Company Subsidiaries is subject to any warranty, negligence, performance or other claims or disputes in respect of products or services currently being delivered or previously delivered that, if resolved adversely to the Company or the Company Subsidiary would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of the Company.

1.19	Employment Matters

(a)       Set forth in the Disclosure Letter is a complete list setting out the name of each director, officer and employee of the Company or any Company Subsidiary who is a party to or a participant in any agreement, arrangement, plan, obligation or understanding providing for severance or termination or other payments in connection with the termination of the employment or engagement of, or resignation of, any such person following a change of control of the Company and a description and calculation of the entitlements of each such person.

(b)       Except as set forth in the Disclosure Letter, the Company has not declared or paid, or committed to declare or pay, any amount to any Person in respect of a performance or incentive or other bonus in respect of all or any part of the fiscal year beginning November 26, 2006 or in connection with the completion of the Plan of Arrangement or any other transaction contemplated by this Agreement or the Plan of Arrangement.

(c)       Neither the Company nor any Company Subsidiary is subject to any claim for wrongful dismissal, constructive dismissal or any other claim, actual or, to the knowledge of the Company, threatened, or any litigation, actual or to the knowledge of the Company, threatened, relating to its employees or independent contractors (including any termination of such persons) other than those claims or such litigation as would individually or in the aggregate not reasonably be expected to have a Material Adverse Effect in respect of the Company.

(d)       Except as set forth in the Disclosure Letter, neither the Company nor any Company Subsidiary: (i) is party to any collective bargaining agreement with a term that expires within the 12-month period following the date of this Agreement; or (ii) has any current, pending or, to the knowledge of the Company, threatened strikes, work stoppage, slowdown or lockouts, union representation or organizing activities. There are no outstanding unfair labour practice charges pending before any Governmental Authority with respect to any employee of the Company.

1.20	Tax Matters

(a)       Except as disclosed in the Disclosure Letter, each of the Company and the Company Subsidiaries has filed or caused or will cause to be filed all Tax Returns required to be filed by the Tax Act or the Code or by other applicable Tax Laws. The Company and each of the Company Subsidiaries has timely paid, collected, withheld or remitted all material Taxes that are due and payable by the Company or the Company Subsidiaries, including all instalments on account of taxes for the current year that are due and payable by the Company or the Company Subsidiaries whether or not assessed (or reassessed) by the appropriate Governmental Authority. There are no liens for Taxes upon any of the assets or properties of the Company or any of the Company Subsidiaries.

(b)       There is no material dispute or claim, including any audit, investigation or examination by any Tax Authority, actual, pending or, to the knowledge of the Company, threatened, concerning any Tax liability of the Company or any of the Company Subsidiaries, no written notice of such an audit, investigation, examination, material dispute or claim has been received by the Company or any of the Company Subsidiaries, nor does the Company have knowledge of any such audit, investigation, examination, material dispute or claim based upon personal contact with any agent of such Taxing Authority.

(c)       Neither the Company nor any of the Company Subsidiaries is or has been a member of any consolidated group other than the U.S. federal income tax consolidated group of which Integrated Steel Industries Inc. is the common parent. Neither the Company nor any of the Company Subsidiaries is a party to or bound by any tax allocation or sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes, other than any agreement or arrangement solely between the Company and any Company Subsidiary.

(d)       Except as disclosed in the Disclosure Letter, neither the Company nor any of the Company Subsidiaries has requested, or entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

(i)	to file any Tax Return (which has not since been filed) in respect of any Taxes for which any of the Company or the Company Subsidiaries is or may be liable;
(ii)	to file any elections, designations or similar filings relating to Taxes (which have not since been filed) for which any of the Company or the Company Subsidiaries is or may liable;
(iii)	any of the Company or the Company Subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes (which have not since been paid or remitted); or
(iv)	any Governmental Authority may assess or collect Taxes for which any of the Company or the Company Subsidiaries is liable.

(e)       Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any:

(i)	change in method of accounting for a taxable period ending on or prior to the Effective Date;

(ii)	“closing agreement” as described in Code section 7171 executed on or prior to the Effective Date;
(iii)	intercompany transactions or excess loss account described in treasury regulations under Code section 1502;
(iv)	instalment sale or open transaction disposition made on or prior to the Effective Date; or
(v)	prepaid amount received on or prior to the Effective Date.

(f)        The unpaid Taxes of the Company and the Company Subsidiaries (i) did not, as of the most recently published consolidated financial statements of the Company, exceed the income taxes payable (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in such financial statements and (ii) will not exceed income taxes payable as adjusted for operations and transactions through the Effective Date in accordance with the past accounting practices of the Company and the Company Subsidiaries in reporting their income taxes payable as estimated from their pre-tax book income and their most recently filed Tax Returns.

(g)       Each of the Company and the Company Subsidiaries has duly and timely deducted, collected or withheld from any amount paid or credited by it to or for the account or benefit of any Person and has duly and timely remitted the same (or is properly holding for such remittance) to the appropriate Governmental Authority all Income Taxes, employment insurance premiums, pension plan contributions, employer health tax remittances, sales taxes, use taxes, goods and services taxes, non-resident withholding taxes and other Taxes and amounts it is required by applicable Law to so deduct or collect and remit.

(h)       For all transactions between the Company or any of the Company Subsidiaries resident in Canada and any Person who is not resident in Canada for purposes of the Tax Act with whom the Company or any such Company Subsidiary was not dealing at arm’s length for purposes of the Tax Act, the Company or such Company Subsidiary has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(i)        Neither the Company nor any of the Company Subsidiaries has acquired property or services from, or disposed of property or provided services to, any Person with whom it does not deal at arm’s length for an amount that is other than the fair market value of such property or services.

(j)        No circumstances exist or could reasonably be expected to arise as a result of matters existing before the Effective Date that may result in Company or any of the Company Subsidiaries being subject to the application of section 159 or 160 of the Tax Act or comparable provisions of any other legislation or otherwise cause Company or any of the Company Subsidiaries to be liable for Taxes of any other Person.

(k)       The termination or dissolution of Annaco General Partnership and Hencorp LLC will not result in any material Taxes to the Company or any Company Subsidiary.

(l)        The balance in the “low rate income poo1” (as defined in subsection 89(1) of the Tax Act) of the Company and each Company Subsidiary resident in Canada for the purposes of the Tax Act is, and will be as of the Effective Time, nil.

(m)      No claim has ever been made by any Taxing Authority in a jurisdiction where Company or any of the Company Subsidiaries do not file Tax Returns that the Company or the Company Subsidiaries is or may be subject to Taxes or is required to file Tax Returns in that jurisdiction.

(n)       There are no rulings or closing agreements relating to the Company or any of the Company Subsidiaries which could affect the Company’s or any Company Subsidiary’s liability for Taxes for any taxable period after the Effective Date. Neither the Company or any Company Subsidiary has requested a private letter ruling from the US Internal Revenue Service or comparable rulings from other taxing authorities.

(o)       Neither the Company nor any Company Subsidiary has any contractual liability for Taxes of any Person other than the Company and the Company Subsidiaries under U.S. Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a successor or transferee or otherwise.

(p)       Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of U.S. Treasury Regulation section 1.601 1-4(b)(2) or in any other “reportable transaction” within the meaning of U.S. Treasury Regulation section 1.6011-4(b)(l).

(q)       During the last three years, neither the Company nor any of the Company Subsidiaries has been a party to any transaction (other than a transaction described in section 355(e)(2)(C) of the Code) treated by the parties thereto as one to which section 355 of the Code (or any similar provision of state, local, or foreign Law) applied.

(r)        There are no Tax credits, grants or similar amounts that are or will be subject to “clawback” or recapture as a result of the transactions contemplated by this Agreement or an act (or failure to act) by the Company or any of the Company Subsidiaries to satisfy any requirement on which the credit, grant or similar amount is or was conditioned.

(s)       None of the assets of the Company or the Company Subsidiaries is “tax-exempt use property” within the meaning of section 168(h) of the Code and none of the property of the Company or any Company Subsidiary is properly treated as owned by persons other than the Company or the Company Subsidiaries for tax purposes.

(t)        The Company and each Company Subsidiary is not, and all times during the five-year period ending on the Effective Date was not, a “United States real property corporation,” as such term is defined in section 897(c) of the Code.

(u)       As a direct or indirect result of the transactions contemplated by this Agreement and the Plan of Arrangement, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, either (i) will be an “excess parachute payment” to a “disqualified individual” as those terms are defined in section 280G of the Code and the U.S.

Treasury Regulations thereunder, or (ii) will be (or under section 280G of the Code and the U.S. Treasury Regulations thereunder be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in such provisions of the Code and regulations, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

(v)       Neither the Company nor any Company Subsidiary has made or is obligated to make any payment that would not be deductible pursuant to section 162(m) of the Code.

(w)      Each arrangement or plan relating to any employee or service provider of the Company or any of the Company Subsidiaries that is subject to section 409A of the Code has been operated in good faith compliance, in all material respects, with section 409A of the Code.

(x)       For all taxable periods (and portions thereof) (i) none of the Company Subsidiaries has a “dual consolidated loss” within the meaning of section 1 503(d)(2) of the Code and applicable U.S. Treasury Regulations that is subject to disallowance pursuant to section 1503(d) of the Code, (ii) each of the Company Subsidiaries has been and continues to be in compliance with all applicable U.S. Treasury Regulations that are required to be satisfied in order to prevent any “dual consolidated loss” from being disallowed pursuant to section 1503(d) of the Code and applicable U.S. Treasury Regulations, and (iii) there has been no event or other occurrence that would require the recapture of any “dual consolidated loss” pursuant to section 1503(d) of the Code and applicable U.S. Treasury Regulations.

(y)       None of the Company or any of the Company Subsidiaries has taken a reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely to give rise to a penalty for substantial understatement of U.S. federal Income Tax under section 6662 of the Code (or any similar provision of state, provincial, local or foreign Tax Law), and (ii) has not adequately been disclosed on such Tax Return in accordance with section 6662(d)(2)(B) of the Code (or any similar provision of state, provincial, local or foreign Tax law).

(z)       Neither the Company nor any of the non-US Company Subsidiaries has ever engaged in a “trade or business” in the United States as that term is defined in section 864 of the Code through a permanent establishment in the United States, and has not conducted any activity in a state or local taxing jurisdiction in the United States that would result in the imposition of any state or local Tax on the Company or such Company subsidiary.

1.21	Related Party Transactions

Except as disclosed in the Disclosure Letter, (a) neither the Company nor any of the Company Subsidiaries is indebted to any director, officer, employee or agent of the Company or any of the Company Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses); and (b) no director, officer, employee or agent of the Company or any of the Company Subsidiaries is a party to any loan, contract, arrangement or understanding or other transactions with the Company or any of the Company Subsidiaries, other than contracts of employment.

1.22	Real Property

(a)       Each of the Company and the Company Subsidiaries has good and sufficient title, free and clear of any material claims or Encumbrances (other than claims or Encumbrances that do not interfere with the use or proposed use of the property in any substantial manner) to all its interests in real property, including fee simple estates, leases, easements, rights of way and permits or licences from landowners or authorities permitting the use of land by the Company or the Company Subsidiaries that are necessary to permit the operation of their respective businesses as presently owned and conducted.

(b)       The Disclosure Letter contains a true, accurate and complete list of (i) all owned real property and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) of any real property leased by the Company or a Company Subsidiary, regardless of whether such Company Entity is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and neither the Company nor any Company Subsidiary has knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legal, valid and binding obligation of the applicable Company Entity, enforceable against such Company Entity in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles.

(c)       Proper legal descriptions of all the properties listed in (b)(i) as they presently exist and all material leases and amendments, renewals, extensions, replacements, letters or other agreements or correspondence in respect thereof relating to any of the properties listed in (b)(ii) have been included in the information made available to Symmetry in the Company’s physical or virtual data rooms.

1.23	Licenses

The Company and each of the Company Subsidiaries owns, possesses, or has obtained and is in compliance in all material respects with, all licences, permits, certificates, orders, grants, approvals and other authorizations (“Permits”) of or from any Governmental Authority necessary to conduct its businesses as now conducted, other than the failure to own, possess, obtain or be in compliance with that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No suspension or cancellation of any of the Permits is pending, or to the knowledge of the Company, threatened.

1.24	Environmental

(a)       All facilities and operations of the Company and the Company Subsidiaries have been conducted, and are now, in material compliance with all Environmental Laws.

(b)       The Company and the Company Subsidiaries are in possession of, and in compliance in all material respects with, all material environmental approvals, consents, waivers, permits, orders, registrations and exemptions required to own, lease and operate all real property and assets and to conduct operations as such are now being conducted.

(c)       Save as would not reasonably be expected to have a Material Adverse Effect, or as set out in the Disclosure Letter, no environmental, reclamation or remediation obligation or work orders or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of the Company and the Company Subsidiaries and, to the knowledge of the Company, there is no basis for any such obligations or liabilities to arise in the future as a result of any activity on or in respect of such property, interests, rights, operations and business.

(d)       Except as set out in the Disclosure Letter, none of the Company or the Company Subsidiaries has used any of its currently or formerly owned, leased, used or otherwise controlled property to produce, generate, manufacture, treat, store, handle, transport or dispose of any Hazardous Substances, except in material compliance with Environmental Laws, and there are no Hazardous Substances located on or in or under the surface of any such property such that the Company or the Company Subsidiaries could reasonably be expected to incur liability under Environmental Laws.

(e)       To the knowledge of the Company, there are no actual changes in the status, terms or conditions of any material environmental approvals, consents, waivers, permits, orders, registrations and exemptions held by the Company or any Company Subsidiary or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such environmental approvals, consents, waivers, permits, orders, registrations and exemptions, or any review by, or approval or registration or exemption of, any Governmental Authority that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or in the Plan of Arrangement, or the continuation of the business of the Company or any Company Subsidiary.

(f)        The Company and any Company Subsidiary have made available to Symmetry all material audits, assessments, investigation reports, regulatory correspondence and similar information with respect to environmental matters.

(g)       All representations and warranties of the Company pertaining to environmental matters are contained exclusively in this Section 1.24 (Environmental) and in Section 1.18 (Litigation) of Schedule 3.1 and all other provisions of this Schedule 3.1 shall be interpreted accordingly.

1.25	Insurance

All policies of insurance in force as of the date hereof naming the Company or a Company Subsidiary as an insured are in full force and effect and shall not be cancelled or otherwise terminated as a result of this Agreement, the Plan of Arrangement or the transactions contemplated herein, other than such cancellations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of the Company.

1.26	Material Contracts

Except as set forth in the Disclosure Letter, there is no contract to which the Company or a Company Subsidiary is a party or by which any of them or their respective properties or assets are bound that (a) if terminated, would reasonably be expected to have a Material Adverse Effect in respect of the Company; (b) is a contract or group of related contracts which involves payments to or by the Company or a Company Subsidiary of more than $2.8 million per annum (other than contracts with suppliers and customers entered into in the ordinary course of business); (c) is a contract that contains any non-competition obligations or otherwise restricts in any material way the business of the Company or a Company Subsidiary; (d) is a contract pursuant to which the Company or any Company Subsidiary provides an indemnification to any other Person (other than the Company or a Company Subsidiary), (the contracts described in items (a) to (d) collectively, the “Material Contracts”). All Material Contracts are legal, valid, binding and in full force and effect and are enforceable by the Company or the Company Subsidiaries in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arm’s length negotiations between the parties thereto. The Company and the Company Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts and are not, and are not to the Company’s knowledge alleged to be (with or without the lapse of time or the giving of notice, or both), in breach or default in any material respect thereunder.

1.27	Non-Compliance

There are no complaints, investigations, inquiries, proceedings or actions pending or, to the knowledge of the Company, threatened by Governmental Authorities which involve allegations of non-compliance with applicable Laws or the Product Authorizations or the rules, policies or guidelines of such Governmental Authorities relating to the Products or the development, manufacture, sale or distribution of the Products (and the Company has no knowledge of any facts that would lead to such complaints, investigations, proceedings or actions) other than those which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and the Company Subsidiaries have filed all required submissions, except where the failure to file would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

1.28	Relationships with Customers, Suppliers, Distributors and Sales Representatives

(a)       The Company has not received any written or, to the knowledge of the Company, oral notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or any of the Company Subsidiaries, and, to the knowledge of the Company, no such action has been threatened, which in either case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(b)       All customers and product sales are within the States of Connecticut, Delaware, District of Columbia, Indiana, Maryland, Massachusetts, Michigan, New Hampshire, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, Vermont, and Virginia and the Provinces of Québec and Ontario, except sales to customers located in the States of Alabama and Florida, and Sweden and Australia of less than $400,000 per year in aggregate.

1.29	Product Recalls

To the knowledge of the Company, no pattern or series of claims against the Company or any of the Company Subsidiaries which reasonably could be expected to result in a generalized product recall relating to products sold by the Company or any of the Company Subsidiaries, including the Products, regardless of whether such product recall is formal, informal, voluntary or involuntary.

1.30	Trade Relations

There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between the Company or any Company Subsidiary on the one hand and any customer or any group of customers on the other, whose purchases of goods or services individually or in the aggregate are material to the business of such Company Entity, or with any material supplier.

1.31	Intellectual Property

Except in each case to the extent that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of the Company:

(a)

the Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade names, service marks, copyrights, know how and other proprietary intellectual property rights that are used in their respective businesses;

(b)

the use by the Company and the Company Subsidiaries of their registered trademarks, service marks, copyrights, industrial designs, patents, design patents and all applications therefor (“Applicable IP”), does not infringe upon or breach the industrial or intellectual property rights of any other Person; and

(c)	neither the Company nor any of the Company Subsidiaries have commenced legal proceedings against any Person relating to an infringement by such Person of any Applicable IP.
1.32	Pension and Employee Benefits
(a)	Each Company Benefit Plan is identified in the Disclosure Letter.

(b)       The Company has complied in all material respects with (i) all the terms of Company Benefit Plans and (ii) all applicable Laws in respect of the Company Benefit Plans.

(c)       All Company Benefit Plans are fully funded and in good standing in all material respects with such regulatory authorities as may be applicable.

(d)       No step has been taken, no event has occurred and, to the knowledge of the Company, no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Company Benefit Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the Company Benefit Plans or their assets which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect in respect of the Company.

(e)       To the knowledge of the Company, no event has occurred or condition exists with respect to any of the Company Benefit Plans or relating to any employee of the Company or the Company Subsidiaries which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

(f)        No ERISA Event has occurred or its reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect in respect of the Company. None of the Company or Company Subsidiaries has a present intention to terminate any Pension Plan with respect to which any of the Company or Company Subsidiaries would incur a cost of more than $100,000 to terminate such Pension Plan, including amounts required to be contributed to fund such Pension Plan on termination of the Pension Plan and all costs and expenses associated therewith, including without limitation attorneys’ and actuaries’ fees and expenses in connection with such termination and a reasonable estimate of expenses and settlement or judgment costs and attorneys’ fees and expenses in connection with litigation related to such termination.

1.33	Information Supplied for the Symmetry Proxy Statement

None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Symmetry Proxy Statement or any amendment or supplement thereto will contain, at the date the Symmetry Proxy Statement or any amendment or supplement thereto is first mailed to Symmetry Stockholders and at the time of the Symmetry Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

1.34	Information Contained in the Company Circular

Neither the Company Circular nor any amendment or supplement thereto, will contain, at the date the Company Circular or any such amendment or supplement is first mailed to the Company Shareholders and at the time of the Company Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Symmetry for inclusion or incorporation by reference in the Company Circular. The Company

Circular, when mailed to the Company Shareholders, will comply as to form in all material respects with the requirements of the Act and the rules and regulations promulgated thereunder.

1.35	Investment Canada Act

Neither the Company nor any of the Company Subsidiaries is engaged in a prescribed type of business activity within the meaning of paragraph 15(a) of the Investment Canada Act.

1.36	Foreign Corrupt Practices Act

Neither the Company nor any officer, director, employee or agent thereof or any stockholder thereof acting on behalf of the Company, has done any act or authorized, directed or participated in any act in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such entity or person.

SCHEDULE 3.2A

REPRESENTATIONS AND WARRANTIES OF SYMMETRY AND ACQUISITIONCO

1.1	Organization
(a)	Symmetry is a corporation existing under the laws of Delaware.
(b)	Acquisitionco is a corporation existing under the laws of New Brunswick.

(c)       Each of Symmetry and Acquisitionco is validly existing and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as currently owned and conducted.

(d)	Acquisitionco is a wholly-owned indirect subsidiary of Symmetry.
1.2	Authority and No Violation

(a)       Each of Symmetry and Acquisitionco has the necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Symmetry and Acquisitionco and the consummation by Symmetry and Acquisitionco of the Arrangement have been duly authorized by their respective boards of directors and no other corporate proceedings on their parts are necessary to authorize this Agreement or the Arrangement except for the approval of the stockholders of Symmetry as set out in the Agreement. This Agreement has been duly executed and delivered by Symmetry and Acquisitionco and constitutes a legal, valid and binding obligation of Symmetry and Acquisitionco, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity.

(b)       The authorization of this Agreement, the execution and delivery by Symmetry and Acquisitionco of this Agreement and the performance by each of them of their respective obligations under this Agreement, and the effectiveness of the Arrangement, will not result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provision of:

(i)	the constating documents of Symmetry or Acquisitionco;
(ii)

any applicable Laws, except to the extent that the violation or breach of, any applicable Laws, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Symmetry or Acquisitionco;

(iii)

any note, bond, mortgage, indenture, contract, licence, permit or government grant to which Symmetry or Acquisitionco is party or by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Symmetry or Acquisitionco; or

(iv)	any judgment, decree, order or award of any Governmental Authority or arbitrator.

(c)       No consent, approval, order or authorization of, or declaration or filing with, any Governmental Authority is required to be obtained by Symmetry or Acquisitionco in connection with consummation of the transactions contemplated by the Arrangement and this Agreement other than those which are contemplated by the Arrangement and this Agreement, except for such consents, approvals, orders or authorizations, or declarations or filings, as to which the failure to obtain or make would not, individually or the in aggregate, prevent or materially delay the consummation of the transactions contemplated by the Arrangement and this Agreement.

1.3	Financing Arrangements

Symmetry has delivered to the Company an executed copy of (a) the Commitment Letter pursuant to which the lender has committed to provide debt financing consisting of (i) a $500 million credit facility, and (ii) a $91 million overdraft facility, and (b) an equity commitment letter to provide equity financing in the aggregate amount of $15,000,000 (the “Equity Commitment Letter”) from Gilbert E. Playford. As of the date hereof, each of the Commitment Letter and the Equity Commitment Letter is in full force and effect and is a legal valid and binding obligation of Symmetry and, to the knowledge of Symmetry, of the lender under the Commitment Letter and Mr. Playford, respectively.